UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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FLOTEK INDUSTRIES, INC.
(Name of Registrant as Specified in Its Charter)

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FLOTEK INDUSTRIES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FRIDAY, APRIL 21, 2017
2:30 p.m. Local Time
Flotek Industries, Inc.
Global Research and Innovation Center
8846 N. Sam Houston Parkway W., Suite 150
Houston, Texas 77064

To the Stockholders of Flotek Industries, Inc.:
At the direction of the Board of Directors of Flotek Industries, Inc. (“Flotek” or the “Company”), a Delaware corporation, NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of the Company will be held at the Flotek Global Research and Innovation Center, 8846 N. Sam Houston Parkway W., Suite 150, Houston, Texas 77064, on Friday, April 21, 2017, at 2:30 p.m. (local time), for the purpose of considering and voting upon the following matters:

1.
The election of eight directors to serve until the next annual meeting of stockholders of the Company or until their successors are duly elected and qualified, or until their earlier resignation or removal.

2.	The approval of a non-binding advisory vote on executive compensation.

3.	The ratification of the selection of the independent registered public accounting firm for the year ending December 31, 2017.

4.	Any other business which may be properly brought before the meeting or any adjournment thereof.
Stockholders of record at the close of business on March 2, 2017 are entitled to vote at the meeting.

By order of the Board of Directors
Casey Doherty
Corporate Secretary
March 24, 2017
YOUR VOTE IS IMPORTANT
TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY AS PROMPTLY AS POSSIBLE. AN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THIS PURPOSE.

i

FLOTEK INDUSTRIES, INC.

10603 W. Sam Houston Parkway N., Suite 300
Houston, Texas 77064
PROXY STATEMENT
This Proxy Statement and the accompanying form of proxy are being sent to the stockholders of Flotek Industries, Inc. (“Flotek” or the “Company”), a Delaware corporation, in connection with the solicitation by the Board of Directors of the Company (the “Board”) of proxies to be voted at the Annual Meeting of Stockholders of the Company (the “Meeting”) to be held at 2:30 p.m. (local time) on Friday, April 21, 2017, at the Company’s Global Research and Innovation Center at 8846 N. Sam Houston Parkway W., Suite 150, Houston, Texas 77064 and at any adjournment thereof.
The Notice of Meeting, this Proxy Statement, and the accompanying form of proxy are first being mailed to the stockholders on or about March 24, 2017. The 2016 Annual Report of the Company has been furnished to the stockholders with this Proxy Statement.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on April 21, 2017. The proxy statement and annual report to security holders are available at www.flotekind.com/proxymaterials.
You may obtain directions to attend the Meeting and vote in person by contacting our investor relations department at (713) 849-9911.
At the Meeting, stockholders will be asked (i) to consider and vote upon the election of eight nominees to serve on the Board; (ii) to consider and provide an advisory vote upon our executive compensation; (iii) to consider and vote upon the ratification of the selection of the independent registered public accounting firm; and (iv) to consider and take action upon such other matters as may properly come before the Meeting.
VOTING SECURITIES
The Board has fixed the close of business on March 2, 2017, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting. At the close of business on such date, there were outstanding and entitled to vote 57,706,585 shares of common stock, $0.0001 par value per share (“Common Stock”) of the Company, which is the Company’s only authorized and outstanding class of stock entitled to vote at the Meeting.
 Holders of at least one-third of the outstanding shares of Common Stock are required to be represented at the Meeting, in person or by proxy, to constitute a quorum. Abstentions and broker non-votes represented by submitted proxies will be included in the calculation of the number of the shares present at the Meeting for the purposes of determining a quorum. “Broker non-votes” means shares held of record by a broker that are not voted on a matter because the broker has not received voting instructions from the beneficial owner of the shares and either lacks or declines to exercise the authority to vote the shares in its discretion.
Each outstanding share of Common Stock as of the record date is entitled to one vote. There will be no cumulative voting of shares for any matter voted upon at the Meeting.
Proposal 1: Election of Directors
Directors are elected by a majority of the votes cast at the Meeting. A director will be elected if the number of shares voted “FOR” the director’s election exceeds the number of shares voted “AGAINST” that director’s election, excluding abstentions. If an incumbent director who is nominated for re-election does not receive sufficient “FOR” votes to be elected, the director is required to promptly tender his or her resignation to the Board following certification of the vote. The Corporate Governance and Nominating Committee shall then make a recommendation to the Board on whether to accept or reject the resignation. The Board will act on the tendered resignation, taking into account the recommendation of the Corporate Governance and Nominating Committee, and publicly disclose its decision on whether to accept or reject the resignation. Under New York Stock Exchange (“NYSE”) rules, your brokerage firm or other nominee may not vote your shares with respect to Proposal 1 without specific instructions from you as to how to vote with respect to the election of each of the eight nominees for director, because the election of directors is considered a “non-routine” matter under the NYSE rules. Abstentions and broker non-votes represented by submitted proxies will not be taken into account in determining the outcome of the election of directors.

Proposal 2: Advisory Vote to Approve Executive Compensation
The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter is required for the advisory approval of the Company’s executive compensation. In determining whether the proposal has received the requisite number of affirmative votes, abstentions will not be counted and will have the same effect as a vote against the proposal. Broker non-votes will have no effect for the purpose of determining whether the proposal has been approved. This proposal is advisory in nature, which means that it is not binding on the Board or the Compensation Committee. However, the Board and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.
Proposal 3: Ratification of Selection of Independent Registered Public Accounting Firm
To be approved, the proposal regarding ratification of the selection of our independent registered public accounting firm must receive an affirmative vote of a majority of the total votes cast with respect to this proposal at the Meeting. This means that the votes that our stockholders cast “FOR” this proposal must exceed the votes that our stockholders cast “AGAINST” this proposal at the Meeting. However, your vote will not be binding on the Board or the Company. Proposal 3 is considered a “routine” matter under the NYSE rules and, therefore, brokerage firms and nominees that are members of the NYSE have the authority under those rules to vote their customers’ unvoted shares on Proposal 3 if their customers have not furnished voting instructions within a specified period of time prior to the Meeting. Accordingly, broker non-votes represented by submitted proxies will be taken into account in determining the outcome of this proposal; abstentions will be counted as a vote against this proposal.
If the enclosed form of proxy is properly executed and returned to the Company prior to or at the Meeting and is not revoked prior to its exercise, all shares of Common Stock represented thereby will be voted at the Meeting and, where instructions have been given by a stockholder, will be voted in accordance with such instructions.
Any stockholder executing a proxy which is solicited hereby has the power to revoke it prior to its exercise. Revocation may be made by attending the Meeting and voting the shares of Common Stock in person or by delivering to the Secretary of the Company at the principal executive offices of the Company located at 10603 W. Sam Houston Parkway N., Suite 300, Houston, Texas 77064, prior to exercise of the proxy, a written notice of revocation or a later-dated, properly executed proxy.
The solicitation of proxies will be by mail, but proxies also may be solicited by telephone, telegram, or in person by directors, officers, and other employees of the Company. The Company will bear all costs of soliciting proxies. In order to solicit proxies, the Company will also request financial institutions, brokerage houses, custodians, nominees, and fiduciaries to forward proxy materials to the beneficial owners of shares of Common Stock as of the record date and will reimburse such persons for their reasonable expenses of forwarding the proxy materials in accordance with customary practice.

PROPOSAL 1: ELECTION OF DIRECTORS

Board of Directors
The members of the Board serve one-year terms. Directors are elected by a majority of the votes cast. A director will be elected if the number of shares voted “FOR” the director’s election exceeds the number of shares voted “AGAINST” that director’s election, excluding abstentions. If an incumbent director who is nominated for re-election does not receive sufficient “FOR” votes to be elected, the director is required to promptly tender his or her resignation to the Board following certification of the vote. The Corporate Governance and Nominating Committee shall then make a recommendation to the Board on whether to accept or reject the resignation. The Board will act on the tendered resignation, taking into account the recommendation of the Corporate Governance and Nominating Committee, and publicly disclose its decision on whether to accept or reject the resignation. Abstentions and broker non-votes will be disregarded and have no effect on the outcome of the election of directors.
Recommendation; Proxies
The Board recommends a vote “FOR” each of the nominees named below. The persons named in the enclosed proxy card will vote all shares over which they have discretionary authority “FOR” the election of the nominees named below. Although our Board does not anticipate that any of the nominees will be unable to serve, if such a situation should arise prior to the Meeting, the appointed persons will use their discretionary authority pursuant to the proxy and vote in accordance with their best judgment.
Number of Directors
The Board has nominated eight directors for election to the Board at the Meeting.
The Board believes that it is necessary for each of the Company’s directors to possess many qualities and skills that enable him or her to understand the complexities of the Company’s business and effectively guide the management and direction of the Company. When searching for new candidates, the Corporate Governance and Nominating Committee considers the evolving needs of the Board and searches for candidates that fill current or anticipated future vacancies.
The Board also believes that all directors must possess a considerable amount of business management and educational experience. The Corporate Governance and Nominating Committee first considers a candidate’s management experience and then considers issues of judgment, background, stature, conflicts of interest, integrity, ethics, and commitment to the goal of maximizing stockholder value when considering director candidates. The Corporate Governance and Nominating Committee also focuses on issues of diversity, such as diversity of gender, race, and national origin, education, professional experience, and differences in viewpoints and skills. The Corporate Governance and Nominating Committee does not have a formal policy with respect to diversity; however, the Board and the Corporate Governance and Nominating Committee believe that it is essential that the Board members represent diverse viewpoints. In considering candidates for the Board, the Corporate Governance and Nominating Committee considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered.
 All of our directors bring to our Board a wealth of executive leadership experience derived from their service as corporate executives. They also bring extensive board of director experience. Certain individual qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole are described in the following paragraphs.
Nominees
The following sets forth information regarding each nominee. Each nominee has consented to be named in this proxy statement and to serve as a director, if elected.
Name: Michelle M. Adams
Age: 46
Director Since: 2017
Principal Occupation: Ms. Adams joined the Board as a Director in January 2017 and became a member of the Corporate Governance and Nominating Committee in January 2017. Ms. Adams is Vice President of Sales America, for Dropbox as of March 1, 2017. Previously, she was World Wide Vice President, Watson Platform for IBM. Ms. Adams was Vice President, Customer Engagement at IBM Watson. She assumed this role in 2013 and was responsible for all Go to Market Operations for North and South America. She previously ran software teams across IBM for over 10 years. Prior to joining IBM in 2005, Ms. Adams had various sales leadership roles at Tivoli Systems, StorageNetworks, and Digex, Inc. Ms. Adams received her Bachelors degree from Villanova University and resides in Austin, Texas with her husband and children. Ms. Adams’ experience as a technology executive brings significant technology knowledge and innovative thought leadership to the Board.
Name: Ted D. Brown
Age: 61
Director Since: 2013
Principal Occupation: Mr. Brown joined the Board as a Director in November 2013, became a member of the Corporate Governance and Nominating Committee in January 2014, and became a member of the Compensation Committee in May 2014. Currently, Mr. Brown is President and CEO of Confluence Resources LP, a private oil and gas exploration and production company formed in 2016 and based in Denver, Colorado. Prior to forming Confluence, Mr. Brown was Senior Vice President and Advisor to the CEO and President of Noble Energy, Inc. (NYSE: NBL) until his retirement on January 31, 2015. Mr. Brown joined Noble Energy in 2005 in Noble Energy’s merger with Patina Oil and Gas. A lifelong oilman, he joined Amoco Production Company upon completion of his degree in mechanical engineering from the University of Wyoming. He has also worked in various capacities for Union Pacific Resources, Barrett Resources, and Williams Companies. Under Mr. Brown’s leadership, Noble Energy nearly tripled its production in Northern Colorado in nine years while drilling more than 3,300 new wells. During Mr. Brown’s tenure, Noble Energy became the largest oil producer in Colorado. Mr. Brown participated in numerous industry activities including Chairman and serving on the Executive Committee of the Colorado Oil & Gas Association and the board of the Western Energy Alliance where he has served as the organization’s Colorado Vice President. He was also Chairman of Coloradans for Responsible Energy Development and former board member of Colorado Concern. In recognition of Mr. Brown’s service to both the industry and his community, he was named the Western Energy Alliance 2013 Wildcatter of the Year, one of the highest honors available to oil and gas professionals. In 2014, Mr. Brown was inducted into the Rocky Mountain Oil and Gas Hall of Fame. Mr. Brown’s extensive experience in the energy industry brings significant additional operating and management experience to the Board.
Name: John W. Chisholm
Age: 62
Director Since: 1999
Principal Occupation: Mr. Chisholm was appointed Chief Executive Officer in March 2012 and has served as Flotek’s President since August 2010, and previously served as Flotek’s Interim President from August 2009 through August 2010.
Mr. Chisholm has been a Director of the Company since November 1999, and has acted as Chairman of the Board since July 2010. Mr. Chisholm founded Wellogix, Inc., a software development firm for the oil and gas industry that streamlines workflow, improves collaboration, expedites the inter-company exchange of enterprise data, and communicates complex engineered services. Mr. Chisholm also co-founded and served as President of ProTechnics, a service company dedicated to providing state-of-the-art completion diagnostic services to the energy industry, from 1985 until its sale to Core Laboratories in December of 1996. After leaving Core Laboratories as Senior Vice President of Global Sales and Marketing in 1998, he started Chisholm Energy Partners, a now inactive investment fund that, while it operated, targeted mid-size energy service companies. Mr. Chisholm has served on the board of directors of NGSG, Inc. (NYSE:NGS), a company specializing in compression technology for the oil and gas industry, since December 2006.

He serves on both the Compensation and Governance Committees of NGSG, Inc. In November 2016, Mr. Chisholm was appointed as a non-executive director of Anton Oilfield Services Group (HKEx stock code: 3337), a leading independent integrated oilfield services provider in China. Mr. Chisholm holds a Business Administration degree from Fort Lewis College. Mr. Chisholm’s experience related to two start-up companies brings operating and financial expertise to the Board as well as innovative views of leadership.
Name: L. Melvin Cooper
Age: 63
Director Since: 2010
Principal Occupation: Mr. Cooper has been a Director, a member of the Audit Committee, and a member of the Corporate Governance and Nominating Committee since October 2010, and has been a member of the Compensation Committee since 2011. Currently, Mr. Cooper serves as the Senior Vice President and Chief Financial Officer of Forbes Energy Services Ltd. (NASDAQ Global Market: FES) (“Forbes ”), a public company in the energy services industry. Forbes filed for financial reorganization under Chapter 11 of the U.S. Bankruptcy Code in January 2017. Prior to joining Forbes in 2007, Mr. Cooper served as the Chief Financial Officer or President of companies involved in site preparation for oil and gas exploration companies, supplying products and services to new home builders, and supply chain management. Since August 2012, Mr. Cooper has been a member of the board of directors for Par Pacific Holdings, Inc. (NYSE:PARR). In July 2016, Mr. Cooper joined the board of directors of SA Exploration Holdings, Inc. (NASDAQ: SAEX). Mr. Cooper also serves on the board of the National Association of Corporate Directors Houston area Tri-City Chapter. Mr. Cooper earned a degree in accounting from Texas A&M University-Kingsville (formerly Texas A&I) in 1975. Mr. Cooper has been a Certified Public Accountant since May 1977. Mr. Cooper’s extensive experience in the energy industry and in corporate governance, as well as his financial background, brings significant additional operating, financial, and management experience to the Board.
Name: Carla S. Hardy
Age: 51
Director Since: 2013
Principal Occupation: Ms. Hardy joined the Board as a Director, a member of the Corporate Governance and Nominating Committee, and a member of the Compensation Committee in May 2013. Ms. Hardy has served as the Chairman of the Compensation Committee since May 2014. Ms. Hardy, a member of the founding family of Florida Chemical Company, Inc., served as non-executive Chairman of the Board of Florida Chemical Company, Inc. Founded by Ms. Hardy’s father more than 70 years ago, Florida Chemical (now a wholly-owned subsidiary of Flotek) is one of the largest processors of citrus oils in the world, producing citrus terpenes, including d-Limonene, and Flavor and Fragrance compounds. Ms. Hardy’s active participation as a shareholder and non-executive board chairman of Florida Chemical from 2006 until 2013 reflects her strong interest in the industry and markets served by Florida Chemical. Ms. Hardy has been a champion for the renewable and sustainable value of citrus oils in their many commercial applications. While serving as non-executive Chair of Florida Chemical, Ms. Hardy was a strategic leader in the evolution of the company from a family-run business to an international specialty citrus-focused chemical company with a professional and collaborative governance structure.
Ms. Hardy was instrumental in the merger of Florida Chemical into Flotek, creating the leading international bio-based specialty chemical company focused on renewable and sustainable chemistry for applications across multiple industries, including energy, industrial, and consumer products. A graduate of the University of Central Florida, Ms. Hardy, her husband and three children reside in Orlando and are engaged members of the central Florida community. Ms. Hardy is a volunteer with Grace Medical Home Inc., a not-for-profit medical practice serving working, uninsured individuals in Orange County, Florida. Ms. Hardy is an active member and an Elder of First Presbyterian Church of Orlando. Ms. Hardy’s experience in directing an international specialty chemical company contributes positively to the effectiveness of the Board.
Name: Kenneth T. Hern
Age: 79
Director Since: 2009
Principal Occupation: Mr. Hern has been a Director, a member of the Compensation Committee, a member of the Audit Committee, and the Chairman of the Corporate Governance and Nominating Committee since November 2009. Furthermore, Mr. Hern has served as the Lead Director of the Board since January 2011. Mr. Hern served as the Chairman and CEO of Nova Biosource Fuels, Inc. (“Nova”), an energy company that refined and marketed ASTM standard biodiesel and related co-products through the deployment of proprietary, patented process technology which enabled broader range use of lower cost feedstock from March 2006 until April 2010. Nova filed for financial reorganization under Chapter 11 of the United States Bankruptcy Code in March 2009. Upon the sale of substantially all of Nova’s assets under Chapter 11 of the U.S. Bankruptcy Code, the case was resolved by a controlled and structured dismissal ordered by the Delaware Bankruptcy Court in April 2009. Mr. Hern retired from Texaco, Inc. (“Texaco”) in 1994 after 25 years of service. During his tenure with Texaco, Mr. Hern served as President of Texaco Brazil, President of Texaco Saudi Inc., and Vice Chairman and Managing Director of Texaco Nigeria Limited. Mr. Hern’s experience as a public company Chairman and CEO, as well as his associated management skills attributable to the aforementioned positions, contributes positively to the effectiveness of the Board.

Name: L.V. “Bud” McGuire
Age: 74
Director Since: 2010
Principal Occupation: Mr. McGuire has been a Director since August 2010, and a member of the Compensation Committee and a member of the Corporate Governance and Nominating Committee since October 2010. Mr. McGuire served as the Chairman of the Compensation Committee from December 2010 until May 2014. Mr. McGuire is a co-founder of Alpha Petroleum Services, a provider of management-related consulting services to the energy industry. Prior to co-founding Alpha Petroleum Services, Mr. McGuire served as a director of the board and Senior Vice President of Mariner Energy Inc. from 1998 to 2001. Prior to joining Mariner Energy, from 1997 to 1998, Mr. McGuire served as the Vice President-Operations for Enron Oil & Gas International, Inc. Mr. McGuire served, from 1991 to 1996, as the Senior Vice President responsible for worldwide production operations of the Kerr-McGee Corporation (“Kerr-McGee”). Prior to his position with Kerr-McGee, from 1981 to 1991, Mr. McGuire served as Vice President of Operations and as Vice-President of Production for Hamilton Brothers Oil & Gas Ltd. Mr. McGuire began his career with Conoco in 1966. Mr. McGuire received a Bachelor of Science degree in Industrial Engineering from LeTourneau University and has served on the Board of Trustees of LeTourneau University since 2002. Mr. McGuire’s extensive experience in the energy industry, as well as his experience in founding a successful company, brings significant additional operating and management experience to the Board.
Name: John S. Reiland
Age: 67
Director Since: 2009
Principal Occupation: Mr. Reiland has been a Director, a member of the Compensation Committee, a member of the Corporate Governance and Nominating Committee, and Chairman of the Audit Committee since November 2009. Mr. Reiland is a Certified Public Accountant and served as the Chief Financial Officer of The Kabbalah Centre from October 2011 until his retirement on December 31, 2015. Mr. Reiland served as the Chief Financial Officer of SingerLewak, LLP, from January 2008 until August 2011, an accounting services firm headquartered in Los Angeles, California. Mr. Reiland has significant experience in corporate leadership and financing alternatives attributable to his prior roles as Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer for a myriad of companies in the telecommunications, computer software, and retail industries. Mr. Reiland also brings significant turnaround and restructuring experience. In particular, Mr. Reiland served as the Chief Financial Officer of Starvox Communications (“Starvox”), a telecommunications company, of Ronco Corporation (“Ronco”), a housewares manufacturer and housewares marketing company, and of US Dataworks, Inc. (“Dataworks”), a computer software firm. Mr. Reiland served as Chief Financial Officer of

Starvox from August 2007 until its Chapter 7 liquidation filing; Chief Executive Officer and Chief Restructuring Officer of Ronco, from 2006 to 2007, during Ronco’s United States Bankruptcy Chapter 11 financial restructuring; and Chief Financial Officer of Dataworks from 2003 until 2006. Mr. Reiland served on the board of directors of both Ronco and Dataworks. From July 2007 until October 2009, Mr. Reiland served as a director of the board and Chairman of the Audit Committee for Nova Biosource Fuels, Inc.

(“Nova”). Nova and certain affiliated entities filed for Chapter 11 financial restructuring under the United States Bankruptcy Code in March 2009. Mr. Reiland also served as Chief Financial Officer of NEON Systems, Inc., (“NEON”), a computer software company, from 1996 until 2000, and was instrumental in spearheading NEON’s initial public offering (“IPO”) in 1999. Mr. Reiland’s education and extensive experience as a financial expert qualifies him to serve in his current role as Chairman of the Audit Committee.

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS AND DIRECTORS
AND CERTAIN BENEFICIAL OWNERS
The following table provides the beneficial ownership of Common Stock as of March 2, 2017, for (i) each named executive officer set forth in the Summary Compensation Table, (ii) each of the Company’s directors (including each nominee), (iii) all of the Company’s executive officers and directors as a group, and (iv) each other person known by the Company to be a beneficial owner of more than 5% of our outstanding Common Stock.

Name	Shares Owned (a)	Right to Acquire (b)	Total Shares	Percent of Class (c)
Named Executive Officers and Directors
John W. Chisholm	823,638	400,000	1,223,638	2.12%
Steven A. Reeves (d) (e)	310,890	200,000	510,890	*
Joshua A. Snively, Sr. (f)	285,769	—	285,769	*
Robert M. Schmitz (g)	52,617	—	52,617	*
Robert C. Bodnar	82,778	—	82,778	*
Kenneth T. Hern	91,487	9,047	100,534	*
John S. Reiland	39,195	9,047	48,242	*
L.V. “Bud” McGuire	112,823	9,047	121,870	*
L. Melvin Cooper	92,475	9,047	101,522	*
Carla S. Hardy (h)	405,994	—	405,994	*
Ted D. Brown	32,587	—	32,587	*
Michelle M. Adams	12,450	—	12,450	*
All executive officers and directors as a group (13 persons)	2,510,570	636,188	3,146,758	5.45%
5% Beneficial Owners
T. Rowe Price Associates, Inc. (i)	5,939,010	—	5,939,010	10.29%
Gates Capital Management, Inc. (j)	5,529,513	—	5,529,513	9.58%
BlackRock, Inc. (k)	6,236,641	—	6,236,641	10.81%
The Vanguard Group (l)	4,555,780	—	4,555,780	7.89%
Millennium Management LLC (m)	3,944,789	—	3,944,789	6.84%
Invesco Ltd. (n)	3,027,210	—	3,027,210	5.25%
* Less than 1%.

(a)
Except as otherwise disclosed, the persons named in the table have sole voting and investment power of all shares of Common Stock which are beneficially owned by them. Includes the following number of unvested shares of restricted stock for the persons indicated: Mr. Chisholm - 88,413; Mr. Reeves - 93,347; Mr. Snively, Sr. - 22,343; Mr. Bodnar - 34,344; Mr. Hern - 13,813; Mr. Reiland - 13,813; Mr. McGuire - 13,813; Mr. Cooper - 13,813; Ms. Hardy - 13,813; Mr. Brown - 13,813; and Ms. Adams - 12,450. None of the named executive officers or directors have pledged shares.

(b)
Shares subject to options granted pursuant to the Company’s incentive plans and exercisable within 60 days of March 2, 2017. This assumes that all options beneficially owned by the person are exercised for shares of Common Stock.

(c)	Based on an aggregate of 57,706,585 shares of Common Stock outstanding and entitled to vote as of March 2, 2017.

(d)	Includes shares previously acquired through the Company’s 401(k) Plan.

(e)	Mr. Reeves’ holdings include 120,992 shares of Common Stock held in trust, for which Mr. Reeves is a trustee and beneficiary.

(f)
Mr. Snively’s holdings include 132,503 shares of Common Stock held in trust, for which Mr. Snively is a trustee and beneficiary, and 128,916 shares of Common Stock held in trust, for which Mr. Snively’s spouse is a trustee and beneficiary.

(g)	Mr. Schmitz retired as Executive Vice President and Chief Financial Officer effective February 13, 2017. Upon retirement, Mr. Schmitz forfeited all unvested shares of restricted stock.

(h)
Ms. Hardy’s holdings include 192,160 shares of Common Stock held in trust, for which Ms. Hardy is a trustee and beneficiary, and 200,021 shares of Common Stock held in trusts for which members of Ms. Hardy’s immediate family are beneficiaries.

(i)
The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (“Price Associates”) serves as an investment adviser with power to direct investment and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Ownership information originated from the Schedule 13G/A filed with the Securities and Exchange Commission by Price Associates on February 7, 2017.

(j)
The address of Gates Capital Management, Inc. (“Gates”) is 1177 Avenue of Americas, 46th Floor, New York, NY 10036. Gates Capital Management, Inc., which is controlled by Jeffrey L. Gates, is the managing member of Gates Capital Management GP, LLC, which is the general partner of Gates Capital Management, LP., which is the investment manager of certain Gates Capital Funds. Jeffrey L. Gates exercises voting and dispositive power over the securities held by each of the funds listed above (collectively, the “Funds”). Gates may be deemed to be the beneficial owner of the securities held by the Funds, although all reported securities are owned by the Funds. Ownership information originated from the Schedule 13G/A filed with the Securities and Exchange Commission by Gates on February 14, 2017.

(k)
The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. Spencer Fleming exercises voting and dispositive power over the securities held by BlackRock, Inc. Ownership information originated from the Schedule 13G/A filed with the Securities and Exchange Commission by BlackRock, Inc. on January 12, 2017.

(l)
The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. Ownership information originated from the Schedule 13G/A filed with the Securities and Exchange Commission by The Vanguard Group on February 13, 2017.

(m)
The address of Millennium Management LLC is 666 Fifth Avenue, New York, NY 10103. Israel A. Englander is the managing member of Millennium International Management GP LLC, which is the general partner of Millennium International Management, which is the investment manager to Integrated Assets, Ltd., and Millennium Management LLC, which is the general partner of the managing member of Integrated Core Strategies (US) LLC. Israel A. Englander exercises voting and dispositive power over the securities held by each of the funds listed above (collectively, the “Funds”). Ownership information originated from the Schedule 13G/A filed with the Securities and Exchange Commission by Millennium Management LLC on January 26, 2017.

(n)
The address of Invesco Ltd. is 1555 Peachtree Street NE, Suite 1800, Atlanta, GA 30309. Ownership information originated from the Schedule 13G filed with the Securities and Exchange Commission by Invesco Ltd. on February 14, 2017.

EXECUTIVE OFFICERS
The following table provides certain information with respect to the named executive officers of the Company.

Name and Age	Positions	Position Held Since
John W. Chisholm (62)	Chief Executive Officer	2012
	President and Chairman of the Board	2010
	Interim President	2009

Steven A. Reeves (66) *	Executive Vice President, Operations	2011
	Executive Vice President, Operations, Business Development and Special Projects	2010
	Executive Vice President, Business Development and Special Projects	2009
	Executive Vice President and Chief Operating Officer	2008
	President Downhole Tool Division	2007

Joshua A. Snively, Sr. (52)	Executive Vice President, Research and Innovation	2013
	President of Florida Chemical Company, Inc., a wholly-owned subsidiary of the Company	2013

Robert M. Schmitz (62) **	Executive Vice President and Chief Financial Officer	2015

Robert C. Bodnar (50)	Executive Vice President, Performance and Transformation Officer	2016

*	On February 16, 2017, Mr. Reeves announced he will retire from the Company effective June 30, 2017.

**	Mr. Schmitz retired as Executive Vice President and CFO effective February 13, 2017.
Steven A. Reeves serves as Executive Vice President, Operations beginning in May 2011. Previously, Mr. Reeves served as Vice President of Flotek’s Turbeco Division from April 2005 until January 2007 and President of Flotek’s Downhole Tool Division from January 2007 until May 2008. Beginning in May 2008 until October 2009, Mr. Reeves served as Executive Vice President and Chief Operating Officer. Beginning in October 2009, Mr. Reeves served as Executive Vice President, Business Development and Special Projects. Beginning in May 2010, Mr. Reeves served as Executive Vice President, Operations, Business Development and Special Projects. Prior to joining Flotek, Mr. Reeves served in various positions over a 30 year career with Halliburton Energy Services, Inc. (“Halliburton”), from which he retired in May 2002. Mr. Reeves’ responsibilities ranged from field engineer, logging and perforating, to global operations manager for formation evaluation to oversight of Halliburton Energy Services’ worldwide formation evaluation operations. Mr. Reeves spent his last two years with Halliburton Energy Services as the general manager of Jet Research Center (“JRC”) in Alvarado, Texas. JRC originated the jet shaped charge for oil and gas formation stimulation and develops shaped charges for the oil and gas industry. Mr. Reeves holds a Bachelor of Science in Math with minor degrees in Physics and Spanish from East Central University.
Joshua A. Snively, Sr. serves as Executive Vice President, Research and Innovation for Flotek Industries, Inc. beginning in November 2013 and as President of Florida Chemical Company, Inc., a wholly-owned subsidiary of the Company, beginning in May 2013. Florida Chemical is a leading manufacturer and supplier of citrus oils to global markets and was acquired by Flotek in May 2013. Mr. Snively joined

Florida Chemical in 1995 and was instrumental in transforming the company from its origin as a family run business to a multinational citrus-based specialty chemical company with manufacturing facilities in metropolitan Orlando and Houston. In addition to his role in developing growth and execution strategies, Mr. Snively is responsible for Florida Chemical’s commodity supply chain strategy, a task for which he is uniquely qualified given his background growing up in a prominent Florida citrus family. Combined with his formal training and financial experience, Mr. Snively has become known globally as an expert in citrus commodity markets. Prior to his position as President, he was VP and General Manager, as well as VP of Procurement and Business Development, with Florida Chemical. Before joining Florida Chemical, Mr. Snively was Vice President of Commercial Agriculture Finance at SunTrust Bank. He graduated with a degree in Finance and Citrus Management from Florida Southern College. Mr. Snively currently serves on the board of CenterState Bank and is acting chairman of the Bank’s loan committee and is a member of the Bank’s compensation committee.
Robert M. Schmitz serves as Executive Vice President and Chief Financial Officer beginning in May 2015. Previously, Mr. Schmitz served as Flotek’s Vice President and Corporate Controller since June 2013. Prior to joining Flotek, Mr. Schmitz served as Vice President and Chief Accounting Officer at Champion Technologies Inc., a major supplier of production chemicals to the oil and gas industry, from October 2005 through May 2013. Mr. Schmitz also worked at Shell Oil Company, ultimately serving as Chief Financial Officer of the Shell Energy Services division. He also worked as Accounting Director at Dynegy. Mr. Schmitz holds a

Bachelor’s degree in Business Administration from Kansas State University and is a certified public accountant.
Robert C. Bodnar serves as Executive Vice President, Performance and Transformation Officer beginning in November 2016. Previously, Mr. Bodnar served as Flotek’s Chief Information Officer from 2012 to 2016. Prior to joining Flotek, Mr. Bodnar worked with companies including Oracle, Wellogix, Computer Sciences Corporation (CSC), TIBCO Software, AlliedSignal (Honeywell), and Polivec, Inc. During his tenure at Wellogix, a cloud based platform for upstream oil and gas complex service procurement and management, Mr. Bodnar served as Chief Operating Officer and Chief Technology Officer. Mr. Bodnar is the co-inventor of both the patented Wellogix Electronic Field Ticket solution and of WellXML, a standard for the electronic exchange of upstream services data, and led implementations at BP and Marathon. While at AlliedSignal, he worked in the Engineered Materials/Polymers divisions and led projects on chemical margin maximization, plant automation, engineering cost management and capital project forecasting. At CSC, Mr. Bodnar was a Principal of the eBusiness National Practice. At Polivec, a Governance, Risk and Compliance software company, he was the Chief Technology Officer. At Oracle, he was Managing Principal for eBusiness West and was Practice Manager for North American Energy at TIBCO. Mr. Bodnar received a Bachelor of Science degree in Business, with a Finance concentration, from the University of Richmond, Virginia and a Post Graduate Diploma in Global Business from Said Business School, University of Oxford.

AUDIT COMMITTEE REPORT
The Audit Committee of the Board consists of three directors who are independent, as defined by the standards of the New York Stock Exchange and the rules of the Securities and Exchange Commission. Under the charter approved by the Board, the Committee assists the Board in overseeing matters relating to the accounting and financial reporting practices of the Company, the adequacy of its internal controls, and the quality and integrity of its financial statements and is responsible for selecting and retaining the independent auditors. The Company’s management is responsible for preparing the financial statements of the Company, and the independent auditors are responsible for auditing those financial statements. The Audit Committee’s role under the charter is to oversee management. The Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent auditors’ work. The Committee met 8 times during the year ended December 31, 2016.
The independent auditors provided the Committee with a written statement describing all the relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Committee also discussed with the auditors any relationships that may impact the independence of the auditors.
The Committee reviewed and discussed with the independent auditors all communications required to be discussed by

Standards of the Public Company Accounting Oversight Board, including those described in Auditing Standard No. 16, “Communications with Audit Committees.”
The Committee reviewed the Company’s audited financial statements as of and for the year ended December 31, 2016, and discussed them with management and the independent auditors. Based on such review and discussions, the Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the Securities and Exchange Commission.
John S. Reiland, Chairman
Kenneth T. Hern
L. Melvin Cooper
March 24, 2017

This report of the Audit Committee shall not be deemed “soliciting material,” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act. Further, this report will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act except to the extent that we specifically incorporate this information by reference.

COMPENSATION DISCUSSION AND ANALYSIS
The following discussion of executive compensation contains descriptions of various employment-related agreements and employee benefit plans. These descriptions are qualified in their entirety by reference to the full text of the referenced agreements and plans, which have been filed by us as exhibits to our reports on Forms 10-K, 10-Q, and 8-K filed with the U.S. Securities and Exchange Commission.
Introduction
Flotek is a global diversified, technology-driven company that develops and supplies chemistry and services to the oil and gas industries and high value compounds to companies that make cleaning products, cosmetics, food and beverages, and other products that are sold in consumer and industrial markets.
Following the cyclical downturn that impacted the entire energy services business in 2008 and 2009, the Company undertook an aggressive rebuilding campaign that focused on the potential of the Company’s product offerings, in particular, its patented chemistries business. The Company experienced losses in 2008 through 2010, and then saw significant and increasing success in 2011 through 2014. Beginning in the second half of 2014 and continuing throughout 2015, the price of crude oil and the North American rig count declined dramatically, ending 2015 at levels not seen since 2009. The market began to gradually recover in the second quarter of 2016 and has continued to do so through the end of 2016.
Crude oil prices peaked at approximately $106/barrel in June 2014, descended to approximately $30/barrel in February 2016, and rose to the current levels ranging between $50 to $55 per barrel. As a result, total U.S. rig count decreased from 1,929 rigs on November 21, 2014 to 404 rigs as of May 27, 2016 and rose to 658 rigs as of December 31, 2016.
As a result of this cyclical downturn, North American exploration and production companies - many of which are Flotek clients - significantly reduced their exploration and drilling activity. The reduction in activity led to the Company’s financial results declining in 2015 and 2016, as the downturn in the oil and gas industry continued.
During the fourth quarter of 2016, the Company initiated a strategic restructuring of its business to enable a greater focus on its core businesses in energy chemistry and consumer and industrial chemistry. The Company is executing a plan to sell or otherwise dispose of its Drilling Technologies and Production Technologies segments. An investment banking advisory services firm has been engaged and is actively marketing these segments. Effective December 31, 2016, the Company has classified the assets, liabilities, and results of operations for these two segments as “Discontinued Operations” for all periods presented.
The following discussion relates to continuing operations as presented in our 2016 Annual Report. Continuing operations include the Energy Chemistry Technologies and Consumer and Industrial Chemistry Technologies business segments.

•
The Company reported revenue for the year ended December 31, 2016 of $262.8 million, a decrease of $7.1 million, or 2.6%, compared to $270.0 million for the year ended December 31, 2015. The decline in revenue, however, was not as drastic as the 45.4% decline in average North American active rig count during the same period.

•
The Company reported net income for the year ended December 31, 2016 of $1.9 million, or $0.03 per share (fully diluted), compared to net income of $7.2 million, or $0.13 per share (fully diluted), for the year ended December 31, 2015.

•
The Company is successfully expanding into foreign markets. Revenue from services and products used in foreign countries increased to 19.8% of consolidated revenue in 2016 compared to 18.0% of consolidated revenue in 2014.

•
The Company continues to emphasize and expand its research and innovation activities. These activities focus on improvement of existing products and services, the design of reservoir specific, customized chemistries, and the development of new products, processes, and services. During the third quarter of 2016, the Company completed its new Global Research & Innovation Center in Houston. This state-of-the-art facility allows for the development of next-generation innovative energy chemistries, as well as expanded collaboration between clients, leaders from academia, and Company scientists. Research and innovation expense increased to $9.3 million in 2016 compared to $4.8 million in 2014.

•
During 2016, the Company continued to promote the efficacy of its CnF® chemistries resulting in an 14.7% increase in CnF® sales volumes compared to 2015. The Company achieved this growth despite a 45.4% annual decline in general oilfield activity as measured by active rig count.

•
In 2016, the Company acquired the stock and interests of a business that produces high viscosity guar gum and guar slurry for the oil and gas industry. This acquisition fits with the Company’s existing products and services and provides an opportunity to expand the Company’s customer base.

The charts below illustrate the magnitude of the Company’s success in 2012 through 2014, and the decline experienced in 2015 and 2016, excluding discontinued operations.

(1)	Amounts exclude impact of discontinued operations.

Compensation Consultants
Korn Ferry Hay Group serves as an independent advisor to management on executive compensation. The Compensation Committee engages Willis Towers Watson to provide independent advice to the Committee. Since 2014, these consultants have provided advice on matters including:

•	A thorough review of compensation strategies and objectives;

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A review of and recommended changes to the Chief Executive Officer’s employment agreement and other executive employment agreements, including adoption of “double-trigger” cash severance and equity acceleration following a change-in-control;

•	Adoption of a claw-back policy;

•	A review of policies and recommended changes relating to prohibited hedging transactions and the prohibition of pledging Company securities;

•	Adoption of stock ownership guidelines for executives and directors;

•	A review and update of the Peer Group composition;

•
A restructuring and refinement of executive annual incentive compensation opportunities making amounts earned under the program primarily contingent on financial measures that drive shareholder returns;

•
Expanding the performance criteria of executive annual incentive compensation opportunities from a single financial measure to two financial measures and a measurement of performance against individual goals established for each participant;

•
Adoption of an entirely performance-based equity-based long-term incentive component to total compensation based on the Company’s total shareholder return and the Company’s performance relative to a peer group; and

•	Extension of the performance period to two years for the equity-based long-term incentive component.

The following discussion provides an overview of the Compensation Committee, the background and objectives of our compensation programs for current senior management, and the material elements of the compensation of each of the executive officers identified in the following table, to which we refer as our named executive officers.

Name	Title
John W. Chisholm	Chairman of the Board, President and Chief Executive Officer
Steven A. Reeves (1)	Executive Vice President, Operations
Joshua A. Snively, Sr.	Executive Vice President, Research and Innovation and President of Florida Chemical Co.
Robert M. Schmitz (2)	Executive Vice President and Chief Financial Officer
Robert C. Bodnar (3)	Executive Vice President, Performance and Transformation Officer

(1)	On February 16, 2017, Mr. Reeves announced he will retire from the Company effective June 30, 2017.

(2)	Mr. Schmitz retired as Executive Vice President and Chief Financial Officer effective February 13, 2017.

(3)	Mr. Bodnar was appointed Executive Vice President, Performance and Transformation Officer effective November 2, 2016.

Compensation Committee
The Compensation Committee has overall responsibility for the approval, evaluation, and oversight of the Company’s compensation and benefit plans, policies, and programs. The primary function of the Compensation Committee is to assist the Board in fulfilling its responsibilities relating to the compensation of the Company’s named executive officers and outside directors. The primary responsibilities of the Compensation Committee include (i) annually reviewing the Company’s general compensation policies with respect to named executive officers, (ii) annually reviewing and approving the corporate goals and objectives relevant to the compensation of our executive officers, evaluating our officers’ performance in light of these goals, and approving or recommending to the Board compensation levels based on these evaluations, (iii) producing a committee report on executive compensation as required by the SEC to be included or incorporated by reference in our proxy statement or other applicable SEC filings, and (iv) recommending, on a biennial basis, the compensation program applicable to the Company’s outside directors. The Committee met 8 times during the year ended December 31, 2016.
The Company’s Board appoints Compensation Committee members and the Chairman annually, and these appointees continue to be members until their successors are elected and qualified or until their earlier resignation or removal. Any member of the Compensation Committee may be removed, with or without cause, by our Board. The Board appoints members to the Compensation Committee considering criteria such as experience in compensation matters, familiarity with our management and other key personnel, understanding of public company compensation issues, time availability necessary to fulfill committee responsibilities, and independence and other regulatory requirements.

Each member of the Compensation Committee is considered to be (1) “independent” under the currently applicable listing standards of the NYSE; (2) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act; and (3) an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).
The Compensation Committee’s function is more fully described in its charter. The Compensation Committee will continue to annually review and assess the adequacy of the charter and recommend any proposed changes to the Board for approval on an annual basis.
The Compensation Committee establishes an agenda for each Committee meeting and prepares meeting materials. The Committee may request assistance or information that will be provided by management and may share and confirm information with the Chief Executive Officer. The Compensation Committee on occasion meets with the Company’s Chief Executive Officer and other executives to obtain recommendations with respect to the Company’s compensation programs, practices, and packages for executives, other employees, and directors. Although management makes recommendations to the Compensation Committee on executive compensation, the Compensation Committee is not bound by and does not always accept management’s recommendations. The Compensation Committee has historically sought input from an independent compensation consultant prior to making any final determinations. Our Chief Executive Officer attends some of the Compensation Committee meetings, but the Compensation Committee also regularly holds executive sessions not attended by members of management or non-independent directors. The Chief Executive Officer is not present during discussions, deliberations, or voting of the

Compensation Committee regarding compensation of the Chief Executive Officer.
Outside corporate counsel, and other members of our management and outside advisors, may be invited to attend all or a portion of a Compensation Committee meeting depending on the nature of the matters to be discussed. Only members of the Compensation Committee may vote on items before the Compensation Committee.
Our Compensation Committee may retain, at our expense, independent compensation consultants to consider executive compensation matters. The Compensation Committee meets with the compensation consultants, both in and outside of the presence of our management, to review findings and recommendations regarding executive compensation and considers those findings and recommendations, as well as the results of the most recent shareholder advisory vote on executive compensation, in determining and making adjustments to our executive compensation program. The Compensation Committee has used a compensation consultant since 2011 to assist in fulfilling its responsibilities as assigned by the Chairman of the Compensation Committee. In July 2014, the Compensation Committee engaged Willis Towers Watson to serve as its compensation consultant. During its selection process, the Compensation Committee analyzed factors specified by the Securities and Exchange Commission and the NYSE that affect the independence of compensation advisers. Based on this analysis, the Compensation Committee concluded that there were no independence concerns related to Willis Towers Watson in its role as an independent adviser to the Compensation Committee.
Under the direction of the Chairman of the Compensation Committee, the compensation consultant supports the Committee in fulfilling its responsibilities as outlined in the Compensation Committee Charter which can include preparing information regarding compensation trends in the energy services industry, relative compensation for similarly-situated executive officers in the industry, and the structure of our cash and equity incentive awards. At the Compensation Committee’s request, the compensation consultants worked with management to prepare materials for review by the Compensation Committee, made recommendations regarding the Compensation Committee’s calendar, and has provided assistance in the composition of this Compensation Discussion and Analysis.
Compensation Risk Assessment and Controls
The Compensation Committee strives to create an effective environment for its risk assessment of the Company’s overall compensation policies, practices, and programs through the following practices:

•	Compensation Committee chaired by an independent non-employee director. All Compensation Committee members are independent;

•	Representation from the Audit Committee on the Compensation Committee;

•	Review of executive compensation programs by the Compensation Committee’s independent compensation consultant;

•	Robust review of compensation program elements and key performance drivers; and

•	Detailed measurement of short- and long-term compensation elements to ensure balance.
The role of the Compensation Committee in risk oversight includes review of risks arising from our compensation policies, practices, and programs, as well as the mitigating controls, to determine whether any such risks are material to the Company. The Compensation Committee has reviewed these matters and believes the mix of compensation elements and the design of those elements, along with sound governance practices, do not encourage employees to take excessive risks that might have a material adverse effect on the Company. These matters include the following:

•	The Company has strong internal financial controls that are assessed annually by the Company’s independent public accountants, in addition to their audits of the Company’s financial statements.

•
Base salaries are generally consistent with market practice and the employees’ responsibilities, so employees are not motivated to take excessive risks to attain a reasonable level of financial security.

•
The determination of incentive awards is based on well-defined financial measures. There is a maximum incentive opportunity for each named executive officer, and the Committee retains discretion to adjust bonuses to eliminate anomalous or inappropriate outcomes.

•	Long-term incentives are designed to provide appropriate awards for successful outcomes, and effectively align realized compensation with returns realized by investors.

•
Since December 31, 2012, the Company has had a claw-back policy that covers executive officers and other officers who participate in the Company’s incentive plans. This policy permits the Company to recover incentive compensation awarded or paid if there is a subsequent change to a performance measure and in instances where an officer engaged in intentional misconduct.

•
All officers and directors are prohibited from purchasing or selling Company securities while in possession of material, non-public information. All officers and directors must pre-clear any transactions involving Flotek common stock with the Company’s Compliance Officer.

•
In 2014, the Company clarified its Insider Trading Policy with respect to its hedging policy and its pledging policy. Hedging transactions are prohibited, and the pledging of Company securities to secure indebtedness is prohibited.

•	The Company has established formal stock ownership guidelines. These guidelines, based on a multiple of base salary for executive officers and on the annual cash retainer for directors, help ensure that their interests are aligned with those of our stockholders.

•
The Company has a Code of Business Conduct and Ethics. This Code requires each employee and director to sign a Compliance Certification. In addition, employees are required to complete annual anti-bribery training.

Compensation Philosophy
We operate in a very competitive environment. Our principal competitors are larger, more established providers of services in our industry and, because of their size, generally have significantly more resources than we do. In order to successfully compete in this environment, we must be able to attract and retain highly skilled employees with well-developed management, operational, and marketing skills. The Company has been successful in developing and retaining a highly-qualified management team by offering compensation that is equitable, reasonably competitive with what we believe they might earn elsewhere based on our understanding of market practices, and closely tied to performance through our annual salary review process, our annual cash bonus plan, and grants of equity-based opportunities from our long-term incentive plans.
In general, our executive compensation programs are designed to achieve the following objectives:

•	Attract and retain talented and experienced executives with the skills necessary to run and grow our existing business segments;

•	Align the interests of our executive officers with those of stockholders to increase the value of our enterprise;

•	Motivate and reward executives whose knowledge, skills, and performance are critical to our success;

•	Demonstrate fairness among the executive management team by recognizing the contributions each executive makes to our success;

•	Provide that executives are accountable to the Board for their performance; and

•	Encourage a shared commitment among executives by coordinating Company and individual business unit targets, goals, and objectives.
As we endeavor to evaluate the adequacy of our overall executive compensation program, our Compensation Committee works with the compensation consultants to evaluate and compare certain elements of total compensation against a group of similar publicly-traded energy services companies and chemical companies (the “Peer Group”). We evaluate each element of compensation (base salary, annual incentive compensation, and long-term equity compensation), as well as the total of all compensation elements. While the compensation consultant’s information on peer practices is used to assess the competitiveness of the Company’s total compensation opportunities, the Compensation Committee does not target any percentile level of the peer data as a benchmark for setting pay opportunities.
In determining the peer group, we would prefer to define the market for our executive talent using a sizable group of companies that are comparable to us in both size and line of business. However, there are not a sufficient number of companies that compare to us in size and line of business to comprise such a peer group. Therefore, as we evaluate the adequacy of our compensation programs, the Compensation Committee considers data from our Peer Group, data from published survey sources, and information from our directors, management, and compensation consultant based on their collective understanding of industry practices.

The companies that comprised our Peer Group in 2016 were as follows:

Basic Energy Services, Inc.	Newpark Resources, Inc.
CARBO Ceramics Inc.	Parker Drilling Company
C&J Energy Services, Inc.	RigNet, Inc.
Helix Energy Solutions Group, Inc.	RPC, Inc.
Key Energy Services, Inc.	Tesco Corporation
Layne Christensen Company	TETRA Technologies, Inc.
Matrix Service Company

The Peer Group was reviewed in June 2016 and again in December 2016 to ensure it was appropriate for purposes of supporting 2017 compensation decisions. During the 2016 energy services industry downturn, three companies in the Peer Group (C&J Energy Services, Inc., Basic Energy Services, Inc., and Key Energy Services, Inc.) filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. These companies were removed from the

Peer Group for 2017. In addition, KMG Chemicals, Inc. and FutureFuel Corp. were added to the Peer Group for 2017.
The Compensation Committee intends to continually monitor the composition of the Peer Group to assure that it provides a useful representation of the market for leadership talent in which the Company competes.

Policies, Guidelines and Practices Related to Executive Compensation
Stock Ownership Guidelines
To further promote sustained shareholder return and to ensure that the Company’s executives and directors remain focused on both short- and long-term objectives, the Company has established stock ownership guidelines. Each executive and director has five years from the date appointed or elected to his or her position (or, if later, within five years of the adoption of the guidelines) to achieve the level associated with the position.

Role	Guideline
Chief Executive Officer	6 times base salary
Other executive officers	2 times base salary
Directors	5 times annual retainer
Executives and directors that are not in compliance with the stock ownership guidelines must hold the lesser of 25% of the net shares acquired from exercising stock options or vesting of shares, or the number of shares necessary to reach the applicable stock ownership guidelines.
At December 31, 2016, all current executives and directors have met or substantially exceed the guidelines.
Hedging and Pledging of Company Stock
None of the Company’s executive officers or directors have pledged any Flotek Common Stock. In addition, all of the Company’s officers and directors must pre-clear any transactions involving Flotek Common Stock with the Company’s Compliance Officer.
During 2014, the Company updated its Insider Trading Policy with respect to its hedging policy and its pledging policy. Pursuant to the Policy, Company directors, officers, and employees may not engage in hedging transactions with respect to Company securities. Prohibited hedging transactions include, but are not limited to: short-selling, options, puts or calls, as well as derivatives such as swaps, forwards, or futures. Company directors and executive officers are prohibited from pledging Company securities to secure indebtedness, including, but not limited to, engaging in margin transactions with Company securities.
Claw-back Policy
The Company has had a claw-back policy since 2012 that covers executive officers and other officers designated as participants in the Company’s incentive plans. The Company is entitled to recover, at the direction of the Compensation Committee, incentive compensation awarded or paid to an officer if the result of the performance measure upon which the award was made or paid is subsequently restated or otherwise adjusted in a manner that would reduce the award or payment. In addition, if an officer engaged in intentional misconduct that resulted in additional compensation, the Company may take remedial and recovery action.
Tax Gross-Ups on Severance
There are no tax gross-ups on any payments to executives, including severance payments.
Stockholder Engagement
Management routinely engages with investors and has engaged in dialogue with many of our largest stockholders to solicit their feedback and gather information on their views and opinions on various operations and governance issues, including executive compensation practices.
Management leads the effort and is proactive in establishing lines of communication, and shareholder interest is demonstrated by a share voting percentage of over 89% in both 2016 and 2015. The Company hired a Senior Vice President of Corporate Development and Investor Relations in March 2017.
Equity Compensation Plan Information
Each of the Company’s equity compensation plans has been approved by our stockholders. At December 31, 2016, there were 1,787,860 shares of our Common Stock available for future issuance under our Long-Term Incentive Plans.
Our 2014 Long-Term Incentive Plan was amended at our 2016 Annual Meeting of Stockholders to increase the number of shares of our Common Stock available for the granting of awards under this equity compensation plan from 2,700,000 to 5,200,000.
Our 2014 Long-Term Incentive Plan was originally approved at our 2014 Annual Meeting of Stockholders. In connection with this approval by stockholders, the Company committed to cap its average annual burn rate at 2.85% over the next three fiscal years (2014, 2015, and 2016). In calculating compliance with this maximum burn rate commitment, “burn rate” is defined as the number of shares subject to stock awards granted in a fiscal year divided by the weighted average number of shares of common stock outstanding (basic) during the fiscal year. For purposes of calculating the number of awards granted in each fiscal year, (a) awards of stock options and stock appreciation rights will count as one share and (b) awards of restricted stock, restricted stock units, or other full value awards will count as 1.5 shares. Any awards that are assumed or substituted in acquisitions will be excluded from the burn rate calculation.
The Company has complied with its burn rate commitment for 2016, 2015, and 2014. The average annual burn rate was 1.76% for 2016, 2.20% for 2015, and 2.28% for 2014. As of January 1, 2017, the Company is no longer subject to a burn rate commitment.

2016 Executive Officer Compensation
Principal Elements of Compensation of Our Named Executive Officers
The principal elements of the compensation package offered to our executive officers consist of:

•	Base salary;

•	Annual incentive opportunity; and

•	Equity compensation under the long-term incentive plans.
Some, but not all, of the named executive officers participate in certain limited perquisite programs, as described later in this discussion. Group insurance programs, the Company’s 401(k) Plan, and the Employee Stock Purchase Plan are available to all named executive officers on the same basis as all other employees of the Company.

Allocation of Compensation among the Principal Components
The Compensation Committee has not established formulas for allocating compensation between compensation elements at this time. Rather, the Compensation Committee reviews compensation structures of companies in our Peer Group, historical compensation for the participant, the participant’s responsibilities, the performance of the participant and the Company on goals approved by the Committee, and the individual circumstances of senior executives when determining the mix of base salary, cash bonus percentages, and annual equity award opportunities. As a result, the Compensation Committee may apply a different mix of base salary, annual incentive compensation, and long-term equity compensation to different executive officer positions. The Company’s historical objectives have been to make executives’ overall compensation opportunity significantly contingent on operational and financial performance.

The following table provides the percentage allocation of 2016 compensation elements at target levels for the Company’s named executive officers.

Name	Base Salary	Annual Incentive at Target Amount	Long-Term Incentive at Target Value	Total
John W. Chisholm	17.1%	18.8%	64.1%	100%
Steven A. Reeves	26.0%	22.1%	51.9%	100%
Joshua A. Snively, Sr.	27.4%	20.5%	52.1%	100%
Robert M. Schmitz	26.7%	20.0%	53.3%	100%
Robert C. Bodnar	29.8%	22.4%	47.8%	100%
For 2016, 82.9% of the Chief Executive Officer’s compensation at target levels and 70% - 74% of compensation at target levels for other named executive officers was at-risk. All equity that may be awarded under the long-term incentive opportunity is performance-based.

2016 Base Salary
The Company reviews base salaries annually for the named executive officers to determine if changes are appropriate. In reviewing base salaries, several factors are considered, including a comparison to base salaries paid for comparable positions in the Peer Group, published survey data, the relationship among base salaries paid within the Company, and individual experience and performance. The Company’s intent is to set base salaries at levels consistent with comparable industry positions, Company performance, and remunerative objectives, including the ability to attract, motivate, and retain highly talented individuals in a competitive environment while retaining an appropriate balance between fixed and performance-contingent compensation elements.

President, Chief Executive Officer and Chairman of the Board
Mr. Chisholm is compensated under a Service Agreement that pays two entities controlled by Mr. Chisholm (the “Chisholm Companies”) as an independent contractor. In addition, Mr. Chisholm has a Letter Agreement with the Company under which he is also an employee of the Company. Effective January 4, 2015, the Compensation Committee of the Board approved an annual payment of $770,000 pursuant to the Service Agreement and an annual salary of $50,000. The annual payment and annual salary amount remained unchanged for 2016.

Other Executive Officers
After a review of responsibilities, performance, and the Company’s understanding of salary levels typically available to officers filling comparable positions in other public energy services companies and chemical companies, the salary adjustments in the table below were approved during 2016.

Name	Title	Beginning Salary	New Salary	Percent Increase
Steven A. Reeves (1)	EVP, Operations	$435,000	$435,000	—%
Joshua A. Snively, Sr.	EVP, Research and Innovation	$409,000	$425,400	4.01%
Robert M. Schmitz (2)	EVP and Chief Financial Officer	$330,000	$350,000	6.06%
Robert C. Bodnar	EVP, Performance and Transformation Officer	*	$310,000	*

(1)	On February 16, 2017, Mr. Reeves announced he will retire from the Company effective June 30, 2017.

(2)	Mr. Schmitz retired as Executive Vice President and CFO effective February 13, 2017.

*	Mr. Bodnar was appointed Executive Vice President, Performance and Transformation Officer effective November 2, 2016 and is now considered a named executive officer.

2016 Annual Incentive Compensation
Under the terms of the annual incentive program available to named executive officers and other leadership employees, participants had the opportunity to earn annual cash incentives based on the achievement of Company performance as measured by Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”).
Adjusted EBITDA is a Non-GAAP measure under which EBITDA results may be adjusted to recognize incentive compensation, including stock compensation, financing transaction costs (whether paid in cash or not), and other noncash or nonrecurring charges not directly related to the ongoing operations of the Company. Determination of Adjusted EBITDA is based solely on the judgment of the Audit Committee of the Board of Directors.
The Compensation Committee established 2016 target bonuses for each named executive officer, expressed as a percentage of base salary, as follows:

Percent of Base Salary
John W. Chisholm	110%
Steven A. Reeves	85%
Joshua A. Snively, Sr.	75%
Robert M. Schmitz	75%
Robert C. Bodnar	75%

If Adjusted EBITDA results achieved only a minimum-defined level, 50% of target bonuses would be earned, and if
Adjusted EBITDA results achieved a maximum defined level, 200% of target bonuses would be earned. The bonus percentage earned between minimum and target and between target and maximum is determined on a linear basis. If Adjusted EBITDA is less than $16.5 million, no bonuses would be paid. In no event would any bonus paid exceed 200% of the target bonus.

2016 Cash Bonus Performance Measure
Adjusted EBITDA:
Minimum (50%)	Target (100%)	Maximum (200%)
$16.5 million	$33.0 million	$66.0 million
The Adjusted EBITDA range for 2016 was set below the Adjusted EBITDA achieved in 2015 due to the drastic decline in the price of crude oil and related industry activity during 2015 and continuing at the beginning of 2016. The Compensation Committee believed the target to be a robust goal given the ongoing macroeconomic headwinds facing the industry.

The table below shows the range of bonus opportunities available based on various Adjusted EBITDA results. Actual Adjusted EBITDA for 2016 was $18.2 million, resulting in the bonus for the program participants between the minimum and target amounts.

	Minimum	Target	Maximum	Earned
	50%	100%	200%	55%
John W. Chisholm	$451,000	$902,000	$1,804,000	$496,100
Steven A. Reeves	$184,875	$369,750	$739,500	$203,363
Joshua A. Snively, Sr.	$159,525	$319,050	$638,100	$175,478
Robert M. Schmitz	$131,250	$262,500	$525,000	$144,375
Robert C. Bodnar	$116,250	$232,500	$465,000	$127,875

2016 Equity Compensation (Long-Term Incentive)
In order to address the Company’s objectives of retaining critical talent and increasing the amount of the long-term incentive opportunity that is contingent on the performance of the Company, the Compensation Committee established 2016 target grant values for each named executive officer, expressed as a percentage of base salary, as follows:

Percent of Base Salary
John W. Chisholm	375%
Steven A. Reeves	200%
Joshua A. Snively, Sr.	190%
Robert M. Schmitz	200%
Robert C. Bodnar	160%
Each named executive officer received performance units with respect to the target grant value. The target value is equal to each executive’s base annual salary multiplied by the percentage disclosed in the previous table. The target value was converted to Target Units for 2016 by dividing the target value by $9.00. The Compensation Committee changed the conversion formula for 2016 from its historical use of the fair market value of the Company’s Common Stock on the date of grant. This increased the divisor in the formula to $9.00 from $5.81, the fair market value of the Company’s Common Stock on January 26, 2016, the date of the adoption of the 2016 long-term incentive opportunity. Increasing the divisor had the effect of reducing the number of Target Units that could be earned by approximately 35% and was a way to conserve share usage from the shares available under the long-term incentive plan.
Due to the belief shared by the Compensation Committee and senior management that the current share price is understated and does not represent the true value of the Company, it was determined to apply a one-time change to the conversion methodology by using a targeted conversion price above the fair value of the award on the date of grant. In addition, the Compensation Committee concluded that the design of the 2016 long-term incentive opportunity was a demonstration of its belief that shareholders should benefit first from an increase in share price.
Vesting of equity awards under the long-term incentive opportunity will be based solely on the total shareholder return of the Company compared to total shareholder return of each member of the Peer Group companies.
For 2016, the performance period will be calendar years 2016 and 2017. The Compensation Committee concluded that increasing the performance period from a one-year performance period to a two-year performance period more closely aligned with the long-term investment horizon of many stockholders and was desirable even though the Company operates in a volatile environment. In addition to a two-year performance period, the Peer Group has been increased by two companies, to a total of 13 companies.
At the end of the two-year performance period on December 31, 2017, the earned performance percentage will be determined and multiplied by the number of target units held by a participant to determine the number of shares earned. Any shares earned will vest on December 31, 2018.
The Performance Percentage is determined based on the comparison of (i) the Total Shareholder Return of a share of the Company’s Common Stock for the Performance Period to (ii) the Total Shareholder Return of a share of the common stock of each member of the Company’s Peer Group for the Performance Period.
Total Shareholder Return is calculated using the average closing price of common stock of the respective company for the last 20 trading days before the end of the applicable Performance Period, adjusted for the amount of any dividends paid (the “Ending Value”), and the average closing price of common stock for the 20 trading days immediately preceding the first day of the Performance Period (the “Beginning Price”). Total Shareholder Return is measured by subtracting the Beginning Price from the Ending Value to determine the “Value Increase,” and then dividing the Value Increase by the Beginning Price.
Achieving the 100% target requires the Company to outperform 6 of the 13 peer companies in total shareholder return. The 2016 program contains a provision that limits the actual Performance Percentage (and number of Earned Shares) to a cap of 100% if the Company’s total shareholder return is a loss of greater than 5%.

Performance Goal and Potential Payouts for 2016-2017 Performance-Based Restricted Share Units
The following table shows the award program available under the 2016 equity grant and the number of units available to be earned based on the Company’s performance versus the Peer Group in Total Shareholder Return.

	Minimum	Target	Maximum
Performance Percentage	50%	100%	200%
Number of the 13 peers outperformed (1)	3	6	10
Amounts in Shares
John W. Chisholm	170,834	341,667	683,334
Steven A. Reeves	48,334	96,667	193,334
Joshua A. Snively, Sr.	44,904	89,807	179,614
Robert M. Schmitz	38,889	77,778	155,556
Robert C. Bodnar	27,556	55,112	110,224

(1)	The Performance Percentage earned between minimum and target and between target and maximum is determined on a linear basis. If the Company fails to outperform 3 peers, the bonus percentage is zero.
The two-year performance period for the 2016 equity grant ends on December 31, 2017. Any shares earned will vest on December 31, 2018.

Employment Agreements
John W. Chisholm - Service Agreement and Letter Agreement
On April 15, 2014, effective March 30, 2014, Flotek and two companies controlled by John W. Chisholm, Chief Executive Officer, President and Chairman of the Board of Directors (the “Chisholm Companies”), entered into the Fifth Amended and Restated Service Agreement (the “Service Agreement”), pursuant to which the Chisholm Companies agreed to continue to provide the services of Mr. Chisholm to Flotek. The Service Agreement provides that Flotek will pay the Chisholm Companies a monthly amount as consideration for the provision of Mr. Chisholm’s services.
The term of the Service Agreement will expire on April 30, 2017, but such term is extended on a monthly basis on the last day of each month so that the term of the Agreement is never less than 36 months, unless either party gives prior written notice of non-renewal. Flotek may terminate the Service Agreement at any time and for any reason with or without Cause (as defined in the Service Agreement) and the Chisholm Companies may terminate the Service Agreement for Good Reason (as defined in the Service Agreement). Upon termination of the Service Agreement by Flotek without Cause or by the Chisholm Companies for Good Reason, the Chisholm Companies will be entitled to receive severance compensation equal to 200% of the base compensation and target bonus in effect for the year in which the termination occurs.
If Mr. Chisholm is entitled to payments and benefits described in the Service Agreement that, together with any other payments which Chisholm and/or his affiliates has the right to receive from the Company and its affiliates, would constitute a “parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986), the payments and benefits under the Agreement will be either (i) reduced (but not below zero) so that the aggregate present value of all such payments and benefits received by Chisholm and his affiliates from the Company and its affiliates for purpose of Section 280G shall be $1.00 less than three times Chisholm’s “base amount” (as defined in Section 280G of the Code) and so that no portion of such payments received by Chisholm and his affiliates for purposes of Section 280G shall be subject to the excise tax imposed by Section 4999 of the Code, or (ii) paid in full, whichever produces the better net after-tax result for Chisholm, the Chisholm Companies, and his other affiliates (taking into account any applicable excise tax under Section 4999 of the Code and any applicable income tax).
If the Service Agreement is terminated by Flotek with Cause, or due to the death or disability of Mr. Chisholm, the Chisholm Companies will be entitled to receive the base compensation earned and payable through the date of termination. The Service Agreement also contains certain non-solicitation restrictions for a period of 24 months following the date of termination of the Service Agreement.
On April 15, 2014, Flotek and Mr. Chisholm entered into a new Letter Agreement (the “Letter Agreement”), pursuant to which Flotek agreed to employ Mr. Chisholm for a term equal to the term provided for in the Service Agreement. Pursuant to the terms of the Letter Agreement, Flotek will pay Mr. Chisholm an annual salary of $50,000. Mr. Chisholm is subject to certain confidentiality obligations and non-solicitation restrictions for a period of 24 months following the date of termination of the Letter Agreement.

Steven A. Reeves - Employment Agreement
On December 31, 2014, the Company and Mr. Reeves entered into an Employment Agreement to continue in his position as Executive Vice President, Operations of the Company.
The Employment Agreement with Mr. Reeves (i) provides for a term of employment until the earlier of (1) December 31, 2016, (2) Mr. Reeves’ resignation with or without Good Reason (as defined in the Employment Agreement) or Mr. Reeves’ death or disability, or (3) termination by the Company with or without Cause (as defined in the Employment Agreement); (ii) provides that, upon termination of Mr. Reeves’ employment by the Company without Cause or by Mr. Reeves for Good Reason prior to December 31, 2016, and subject to the satisfaction of certain other specified conditions, including the execution of a confidential severance and release agreement, Mr. Reeves will be entitled to receive (1) severance compensation equal to two-thirds of the sum of his annual base salary and target bonus for purposes of the MIP, payable in eight monthly installments equal to one-eighth of such severance compensation, payable at the end of each of the eight full calendar months following the execution and effectiveness of a release agreement and (2) coverage at the Company’s expense under the employee health insurance plan for a period of twenty-four months or the maximum period permitted by COBRA, whichever is less; and (iii) contains certain non-solicitation and non-compete restrictions for a period of 24 months following the date of termination of employment with the Company.
Pursuant to the Employment Agreement, Mr. Reeves’ initial annualized base salary was $418,000. In addition to the foregoing, Mr. Reeves is entitled to certain other perquisites, including annual bonuses in accordance with the Company’s management incentive plan and performance unit plan for each of the 2015 and 2016 calendar years, the use of a Company automobile, and reimbursement for certain expenses.

Joshua A. Snively, Sr. - Employment Agreement
On January 7, 2016, effective January 1, 2016, the Company and Mr. Snively entered into an Employment Agreement to continue in his position as Executive Vice President, Research and Innovation of the Company and President of Florida Chemical Company, Inc., a subsidiary of the Company.
The Employment Agreement with Mr. Snively (i) provides for a term of employment until the earlier of (1) December 31, 2018, (2) Mr. Snively’s resignation with or without Good Reason (as defined in the Employment Agreement) or Mr. Snively’s death or disability, or (3) termination by the Company with or without Cause (as defined in the Employment Agreement); (ii) provides that, upon termination of Mr. Snively’s employment by the

Company without Cause or by Mr. Snively for Good Reason prior to December 31, 2018, and subject to the satisfaction of certain other specified conditions, including the execution of a confidential severance and release agreement, Mr. Snively will be entitled to receive severance compensation equal to 75% of the sum of his annual base salary and target bonus for purposes of the MIP, payable in nine monthly installments equal to one-ninth of such severance compensation, payable at the end of each full calendar month following the first full calendar month after execution of a confidential severance and release agreement; and (iii) contains certain non-solicitation and non-compete restrictions for a period of 24 months following the date of termination of employment with the Company.
Pursuant to the Employment Agreement, Mr. Snively’s initial annualized base salary was $425,400. In addition to the foregoing, Mr. Snively will be entitled to certain other perquisites, annual bonuses in accordance with the Company’s management incentive plan and performance unit plan, and reimbursement for reasonable expenses.
Robert M. Schmitz - Employment Agreement
On May 29, 2015, effective May 1, 2015, the Company and Mr. Schmitz entered into an Employment Agreement in connection with his election as Executive Vice President and Chief Financial Officer of the Company.
The Employment Agreement with Mr. Schmitz (i) provides for a term of employment until the earlier of (1) April 30, 2017, (2) Mr. Schmitz’s resignation with or without Good Reason (as defined in the Employment Agreement) or Mr. Schmitz’s death or disability, or (3) termination by the Company with or without Cause (as defined in the Employment Agreement); (ii) provides that, upon termination of Mr. Schmitz’s employment by the Company without Cause or by Mr. Schmitz for Good Reason prior to April 30, 2017, and subject to the satisfaction of certain other specified conditions, including the execution of a confidential severance and release agreement, Mr. Schmitz will be entitled to receive severance compensation equal to 75% of the sum of his annual base salary and target bonus for purposes of the MIP, payable in nine monthly installments equal to one-ninth of such severance compensation, payable at the end of each full calendar month following the first full calendar month after execution of a confidential severance and release agreement; and (iii) contains certain non-solicitation and non-compete restrictions for a period of 24 months following the date of termination of employment with the Company.
Pursuant to the Employment Agreement, Mr. Schmitz’s initial annualized base salary was $330,000. In addition to the foregoing, Mr. Schmitz will be entitled to certain other perquisites, annual bonuses in accordance with the Company’s management incentive plan and performance unit plan, and reimbursement for reasonable expenses.

Robert C. Bodnar - Employment Agreement
On April 1, 2016, the Company and Mr. Bodnar entered into an Employment Agreement in connection with his election as Chief Information and Transformation Officer of the Company.
The Employment Agreement with Mr. Bodnar (i) provides for a term of employment until the earlier of (1) March 31, 2018, (2) Mr. Bodnar’s resignation with or without Good Reason (as defined in the Employment Agreement) or Mr. Bodnar’s death or disability, or (3) termination by the Company with or without Cause (as defined in the Employment Agreement); (ii) provides that, upon termination of Mr. Bodnar’s employment by the Company without Cause or by Mr. Bodnar for Good Reason prior to March 31, 2018, and subject to the satisfaction of certain other specified conditions, including the execution of a confidential severance and release agreement, Mr. Bodnar will be entitled to receive severance compensation equal to 75% of the sum of his annual base salary and target bonus for purposes of the MIP, payable in nine monthly installments equal to one-ninth of such severance compensation, payable at the end of each full calendar month following the first full calendar month after execution of a confidential severance and release agreement; and (iii) contains certain non-solicitation and non-compete restrictions for a period of 24 months following the date of termination of employment with the Company.
Pursuant to the Employment Agreement, Mr. Bodnar’s initial annualized base salary was $310,000. In addition to the foregoing, Mr. Bodnar will be entitled to certain other perquisites, annual bonuses in accordance with the Company’s management incentive plan and performance unit plan, and reimbursement for reasonable expenses.
Robert M. Schmitz - Retirement Agreement
Effective as of February 13, 2017, Mr. Schmitz resigned as Executive Vice President and Chief Financial Officer of the Company and entered into a Retirement Agreement. Upon execution of the Retirement Agreement, Mr. Schmitz received a one-time payment of $100,000 and will receive a payment of $39,931 at the end of each of the next nine months. All unvested restricted stock was forfeited as of February 13, 2017.
Steven A. Reeves - Retirement Agreement
On February 16, 2017, Mr. Reeves announced he will retire from the Company effective June 30, 2017. Mr. Reeves entered into a Retirement Agreement under which he will continue to receive his current salary, $16,731 on a bi-weekly basis, until June 30, 2017. The Retirement Agreement also grants Mr. Reeves 68,333 shares of common stock as of February 24, 2017. All unvested restricted stock will vest on June 30, 2017.

Other Benefits
The Company believes establishing a competitive benefit package for employees is an important factor in attracting and retaining highly qualified personnel. Named executive officers are eligible to participate in all of our employee benefit plans, including medical, dental, and vision care programs, Company-paid accidental death, dismemberment, and life insurance, and Flotek’s 401(k) plan, on the same basis as other employees. The Company matches contributions at 100% of up to 2% of an employee’s compensation and, if greater, the Company matches contributions at 50% from 4% to 8% of an employee’s compensation. The Company does not offer pension or retirement benefits other than the 401(k) plan. The Company’s international employees may have slightly different employee benefit plans than those offered domestic employees, typically as a result of legal requirements of the specific country.
Perquisites
Mr. Reeves and Mr. Bodnar are provided the use of a Company rented apartment and a fuel allowance. Mr. Reeves is also provide the use of a Company owned vehicle.
Tax and Accounting Implications
Deductibility of Executive Compensation
The Compensation Committee is aware of the provisions of Section 162(m) of the Internal Revenue Code which provides that the Company may not deduct for federal income tax purposes annual compensation in excess of $1 million paid to certain employees. Performance-based compensation paid pursuant to stockholder-approved plans is not subject to the deduction limit as long as such compensation is approved by “outside directors” within the meaning of Section 162(m) of the Code.
The Compensation Committee makes every reasonable effort to structure and administer executive compensation opportunities so that compensation will not be subject to the Section 162(m) deduction limit. However, the Compensation Committee may from time to time approve payments and equity awards that cannot be deducted in order to maintain flexibility in structuring appropriate compensation opportunities in the interest of stockholders.
Accounting for Stock-Based Compensation
The Company accounts for stock-based payments in accordance with the requirements of Accounting Standards Codification (ASC) Topic 718, “Stock Compensation.” Equity based compensation is expensed over the requisite service period pursuant to the grant award terms. The Company considers the expense associated with stock-based incentive awards when granting such awards.
Section 409A
To the extent we permit executives to defer compensation or we commit to deliver compensation at a later date than when earned and vested, we make every attempt to meet the requirements of Section 409A of the Internal Revenue Code. Failure to satisfy the Section 409A requirements could subject the executives receiving deferred compensation to a 20% excise tax.
2017 Compensation Action
2017 Salary Increases
Following a review of market data, the Company’s 2016 performance, the performance of executive officers in 2016, and the industry outlook, salary adjustments were approved as described below.
Effective January 1, 2017, the Compensation Committee of the Board approved Mr. Chisholm’s annual salary at $50,000 and approved an increase in the amount paid annually pursuant to the Service Agreement with the Chisholm Companies from $770,000 to $810,000.

Chief Executive Base Salary	2016	2017
John W. Chisholm *	$820,000	$860,000

*	Includes amounts paid to the Chisholm Companies under the Service Agreement and salary paid under the Letter Agreement with Mr. Chisholm.
Effective January 1, 2017, the Compensation Committee of the Board approved annual base salary amounts for the other named executive officers as follows:

Executive Officer Base Salary	2016	2017
Steven A. Reeves *	$435,000	$435,000
Joshua A. Snively, Sr.	$425,400	$446,670
Robert M. Schmitz *	$350,000	$350,000
Robert C. Bodnar	$310,000	$425,900

*	Mr. Reeves and Mr. Schmitz announced their retirement from the Company effective June 30, 2017 and February 13, 2017, respectively.
Mr. Snively received an increase of 5% to recognize the increase in Research and Innovation activity. Mr. Bodnar’s base salary was adjusted to reflect a change in title and responsibilities.
2017 Management Incentive Plan
Target bonus opportunities for 2017, expressed as a percent of base salary, were approved by the Compensation Committee as follows:

Percent of Base Salary
John W. Chisholm	110%
Joshua A. Snively, Sr.	85%
Robert C. Bodnar	75%
Bonuses under the 2017 Management Incentive Plan (“MIP”), the Company’s annual incentive program, have a possible payout between 0% and 200% of the target payment amount. For 2017, the performance criteria are being expanded from a single financial measure to two financial measures and a measurement of performance against individual goals established for each participant. Upon review of peer group annual incentive practices and discussion by the Compensation Committee, the Committee decided to add revenue and individual goals to the 2017 MIP to drive performance achievement of the Company’s 2017 top-line growth and strategic initiatives. Allocation of the total target payment is as follows:

•	60% based on an Adjusted EBITDA target (the EBITDA Bonus). Adjusted EBITA is calculated as disclosed under the description of our 2016 program;

•	20% based on a Revenue target (the Revenue Bonus); and

•	20% based on performance against individual goals (the Goal Bonus).
EBITDA Bonus. If a defined minimum level of Adjusted EBITDA is achieved, 50% of the target EBITDA Bonus payment amount is earned, if the target level of Adjusted EBITDA is achieved, 100% of the target payment amount is earned, and if a defined maximum level of Adjusted EBITDA is achieved, 200% of the target payment amount is earned. The bonus percentage earned for Adjusted EBITDA between defined levels is determined by linear interpolation; however, the Compensation Committee reserves discretion to equitably adjust the amount of the bonus to reflect developments, events, or actions which were not anticipated by the Compensation Committee when the bonus objective was established. No EBITDA Bonus is earned if performance is below the defined minimum Adjusted EBITDA level.
For 2017, the EBITDA Bonus will apply to results of the Company’s continuing operations and will exclude operations and results of the segments reported as held for sale at December 31, 2016. The Adjusted EBITDA target amount for 2017 is $33.0 million compared to $21.9 million achieved in 2016 for the Company’s continuing operations.
Revenue Bonus. If a defined minimum level of revenue for the Company’s continuing operations is achieved, 50% of the target Revenue Bonus payment amount is earned, if the target level of revenue is achieved, 100% of the target payment amount is earned, and if a defined maximum level of revenue is achieved, 200% of the target payment amount is earned. The bonus percentage earned for revenue for the Company’s continuing operations between defined levels is determined by linear interpolation. No Revenue Bonus is earned if performance is below the defined minimum revenue level.
The revenue target amount for 2017 is $335.0 million compared to $262.8 million achieved in 2016 for the Company’s continuing operations.
Goal Bonus. Individual performance goals are established by the Compensation Committee for each participant and become the goals against which actual performance is measured. The Compensation Committee, in its discretion, analyzes each participant’s performance to determine whether performance met or exceeded the goals established by the Committee. The achieved Goal Bonus may be 0% or range between 50% and 200%, depending on the level of achievement by the individual participant.

2017 Long-Term Incentive Program
Long-term incentive opportunities for 2017, expressed as a percent of base salary, were approved by the Compensation Committee as follows:

Percent of Base Salary
John W. Chisholm	375%
Joshua A. Snively, Sr.	200%
Robert C. Bodnar	200%
The percentages of base salary available in the long-term incentive program for 2017 are consistent with 2016 levels, except that Mr. Snively’s percentage increased from 190% to 200%.
Vesting of equity awards under the long-term incentive opportunity will be based solely on the total shareholder return of the Company compared to total shareholder return of each member of the Peer Group companies. The performance period for the 2017 opportunity will be calendar years 2017 and 2018. The Company began using a two-year performance period in 2016 to more closely align with the long-term investment horizon of many stockholders.
Measuring the Company’s achievement in total shareholder return compared to the peer companies is determined by the Company’s percentile ranking of performance within the Peer Group. Achieving the 100% target requires the Company’s actual performance to be at the 50th percentile. The 2017 program contains a provision that limits the actual Performance Percentage (and number of Earned Shares) to a cap of 100% if the Company’s total shareholder return is a loss of greater than 5%.
The target value is equal to each executive’s base annual salary multiplied by the percentage disclosed in the table above. The target value is converted to Target Units for 2017 by dividing the target value by $13.00. The Compensation Committee modified the conversion formula for 2017 from its historical use of the fair market value of the Company’s

Common Stock on the date of grant. This increased the divisor in the formula to $13.00 from $12.50, the fair market value of the Company’s Common Stock on February 13, 2017, the date of the adoption of the 2017 long-term incentive opportunity. Increasing the divisor had the effect of reducing the number of Target Units that can be earned and was a way to conserve share usage from the shares available under the long-term incentive plan.
Due to the belief shared by the Compensation Committee and senior management that the current share price is understated and does not represent the true value of the Company, it was determined to apply a change to the conversion methodology for 2017 by using a targeted conversion price above the fair value of the award on the date of grant. In addition, the Compensation Committee concluded that the design of the 2017 long-term incentive opportunity was a demonstration of its belief that shareholders should benefit first from an increase in share price.
At the end of the two-year performance period on December 31, 2018, the earned performance percentage will be determined and multiplied by the number of target units held by a participant to determine the number of shares earned. Any shares earned will vest on December 31, 2019.
Compensation Committee Report
The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
Carla S. Hardy, Chair
Kenneth T. Hern
John S. Reiland
L.V. “Bud” McGuire
L. Melvin Cooper
Ted D. Brown
March 24, 2017

Summary Compensation Table
The following table provides information concerning compensation earned in our fiscal years 2016, 2015, and 2014 by our named executive officers.

Name and Principal Position	Year	Salary	Bonus		Stock Awards		Option Awards	All Other Compensation	Total

John W. Chisholm – President, Chief Executive Officer and Chairman of the Board	2016	$50,000	$496,100	(1)	$4,106,837	(2)	$—	$770,000	$5,422,937
	2015	$50,000	$246,000		$4,079,374	(2)	$—	$770,000	$5,145,374
	2014	$50,000	$1,234,450		$3,663,147	(2)	$—	$722,500	$5,670,097

Steven A. Reeves – Executive Vice President, Operations	2016	$435,000	$203,363	(1)	$1,161,937	(2)	$—	$24,835	$1,825,135
	2015	$434,346	$97,875		$1,154,169	(2)	$—	$22,565	$1,708,955
	2014	$414,500	$454,530		$1,374,186	(2)	$—	$21,924	$2,265,140

Joshua A. Snively, Sr.– Executive Vice President, Research and Innovation and President of Florida Chemical Company, Inc.	2016	$424,832	$175,478	(1)	$1,079,480	(2)	$—	$3,904	$1,683,694
	2015	$408,369	$73,620		$1,030,929	(2)	$—	$3,750	$1,516,668
	2014	$388,535	$549,546		$1,786,141	(2)(3)	$—	$1,819	$2,726,041

Robert M. Schmitz – Executive Vice President and Chief Financial Officer	2016	$349,999	$144,375	(1)	$934,892	(2)	$—	$7,338	$1,436,604
	2015	$304,308	$69,300		$447,757	(2)	$—	$7,295	$828,660

Robert C. Bodnar – Executive Vice President, Performance and Transformation Officer	2016	$295,769	$127,875	(1)	$1,024,196	(2)(4)	$—	$36,781	$1,484,621

(1)	Mr. Chisholm, Mr. Reeves, Mr. Snively, Mr. Schmitz, and Mr. Bodnar received, as part of the 2016 Annual Bonus Plan (MIP), $496,100, $203,363, $175,478, $144,375, and $127,875, respectively.

(2)
Represents the aggregate grant date fair value of performance-based restricted stock unit awards made in 2016, 2015, and 2014. These performance-based awards have market and service conditions and the aggregate grant date fair value was calculated using the Monte Carlo simulation model.

(3)	The amount also reflects the grant date fair value, calculated in accordance with ASC Topic 718, of 22,379 shares of restricted stock awards granted on February 5, 2014.

(4)	The amount also reflects the grant date fair value, calculated in accordance with ASC Topic 718, of 25,000 shares of restricted stock awards granted on September 21, 2016.

The following table provides detail of “All Other Compensation” in the Summary Compensation Table.

Name	Year	Vehicle Allowance		Company Provided Housing	Company Match 401 (k)	Services and Consulting Contracts (2)	All Other Compensation
John W. Chisholm	2016	$—		$—	$—	$770,000	$770,000
	2015	$—		$—	$—	$770,000	$770,000
	2014	$—		$—	$—	$722,500	$722,500
Steven A. Reeves	2016	$600	(1)	$15,535	$8,700	$—	$24,835
	2015	$600	(1)	$13,599	$8,366	$—	$22,565
	2014	$600	(1)	$13,034	$8,290	$—	$21,924
Joshua A. Snively, Sr.	2016	$—		$—	$3,904	$—	$3,904
	2015	$—		$—	$3,750	$—	$3,750
	2014	$—		$—	$1,819	$—	$1,819
Robert M. Schmitz	2016	$—		$—	$7,338	$—	$7,338
	2015	$—		$—	$7,295	$—	$7,295
Robert C. Bodnar	2016	$1,615		$29,251	$5,915	$—	$36,781

(1)	The expense for the Company provided vehicles was determined through averaging the FMV, odometer reading, and estimated percentage of personal use.

(2)	Amounts received by Mr. Chisholm are related to the Service Agreement of companies affiliated with Mr. Chisholm with the Company.

Grants of Plan-Based Awards
The following table provides information regarding grants of plan-based awards during our fiscal year 2016 to our named executive officers.
2016 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value for Stock and Option Awards
		Threshold	Target	Maximum	Threshold (Shares)	Target (Shares)	Maximum (Shares)
John W. Chisholm	3/3/2016	$451,000	$902,000	$1,804,000	—	—	—	—	—	$—	$—
	1/26/2016	$—	$—	$—	170,834	341,667	683,334	—	—	$—	$4,106,837	(2)
Steven A. Reeves	3/3/2016	$184,875	$369,750	$739,500	—	—	—	—	—	$—	$—
	1/26/2016	$—	$—	$—	48,334	96,667	193,334	—	—	$—	$1,161,937	(2)
Joshua A. Snively, Sr.	3/3/2016	$159,525	$319,050	$638,100	—	—	—	—	—	$—	$—
	1/26/2016	$—	$—	$—	44,904	89,807	179,614	—	—	$—	$1,079,480	(2)
Robert M. Schmitz	3/3/2016	$131,250	$262,500	$525,000	—	—	—	—	—	$—	$—
	1/26/2016	$—	$—	$—	38,889	77,778	155,556	—	—	$—	$934,892	(2)
Robert C. Bodnar	3/3/2016	$116,250	$232,500	$465,000	—	—	—	—	—	$—	$—
	1/26/2016	$—	$—	$—	27,556	55,112	110,224	—	—	$—	$662,446	(2)
	9/21/2016	$—	$—	$—	—	—	—	25,000	—	$—	$361,750	(3)

(1)	Represents the potential annual performance-based cash incentive compensation that could be earned in 2016 depending on the extent to which the 2016 objective was met.

(2)
Represents performance-based restricted share units granted in 2016. Shares earned will be determined depending on the extent to which the 2016-2017 performance period objective was met. Any shares earned will vest on December 31, 2018. Grant date fair value is determined in accordance with ASC Topic 718 and, for the performance-based restricted share units which have a market condition, is the value at grant date based on the probable outcome of the performance condition and is consistent with the estimate of aggregate compensation cost to be recognized over the service period.

(3)	Grant date fair value is based on the closing stock price on the date of grant and is consistent with aggregate compensation cost to be recognized over the service period.

The following tables provide information relating to outstanding equity-based awards held by each named executive officer as of December 31, 2016.
Outstanding Equity Awards at Fiscal Year-End

Option Awards
Name	Year of Grant	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date
John W. Chisholm	2011	400,000	—	—	$9.19	4/8/2017
Steven A. Reeves	2011	200,000	—	—	$9.19	4/8/2017

Restricted Stock Awards
Name	Year of Grant	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1)
John W. Chisholm	2015	88,413	(2)	$830,198	—		$—
	2016	—		$—	341,667	(5)	$3,208,253
Steven A. Reeves	2015	25,014	(2)	$234,881	—		$—
	2016	—		$—	96,667	(5)	$907,703
Joshua A. Snively, Sr.	2015	22,343	(2)	$209,801	—		$—
	2016	—		$—	89,807	(5)	$843,288
Robert M. Schmitz	2014	3,333	(3)	$31,297	—		$—
	2015	18,976	(2)	$178,185	—		$—
	2016	—		$—	77,778	(5)	$730,335
Robert C. Bodnar	2015	9,344	(2)	$87,740	—		$—
	2016	25,000	(4)	$234,750	—		$—
	2016	—		$—	55,112	(5)	$517,502

(1)	The dollar value of the unvested shares of restricted stock reported are valued at the closing price of Flotek’s Common Stock on December 30, 2016 ($9.39 per share).

(2)	The total number of unvested shares represents the unvested portion of performance shares earned during 2015. These shares vest on December 31, 2017.

(3)	The total number of unvested shares of restricted stock granted on May 16, 2014. These shares vest on February 11, 2017.

(4)	The total number of unvested shares of restricted stock granted on September 21, 2016. These shares vest as follows: 50% on September 21, 2017 and 50% on September 21, 2018.

(5)
The total number of unearned performance shares available for the 2016 - 2017 performance period, at the target 100% level. The shares will be adjusted during 2018 for actual performance during the 2016 - 2017 performance period.

The following table provides information regarding the value realized upon the exercise of stock options and the vesting of restricted stock awards by named executive officers during the fiscal year ended December 31, 2016.
Option Exercises and Restricted Stock Vested

	Option Awards		Restricted Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
John W. Chisholm	—	$—	187,327	$1,694,648
Steven A. Reeves	—	$—	62,371	$560,871
Joshua A. Snively, Sr.	—	$—	55,967	$506,062
Robert M. Schmitz	—	$—	32,965	$316,342
Robert C. Bodnar	—	$—	22,995	$206,347

Potential Payments upon Termination of Employment or Change in Control
The following table describes the circumstances that will trigger acceleration of vesting of certain stock options and restricted stock grants and quantifies the value of the stock options or restricted stock grants the vesting of which would have accelerated upon the occurrence of the specified events, assuming that such event had occurred on December 31, 2016 and based on the closing price of our Common Stock on that date of $9.39 per share.

Name and Participant Position	Termination Event	Severance	Pro-Rata Bonus	Health Benefits	Acceleration of Unvested Equity	Total
John W. Chisholm (1)	Change In Control	$3,444,000	$902,000	$—	$4,038,451	$8,384,451
President, Chief Executive Officer and	Good Reason	$3,444,000	$—	$—	$—	$3,444,000
Chairman of the Board	Without Cause	$3,444,000	$—	$—	$—	$3,444,000
	Death or Disability	$—	$—	$—	$4,038,451	$4,038,451
Steven A. Reeves (2)	Change In Control	$536,500	$369,750	$30,892	$1,142,584	$2,079,726
Executive Vice President, Operations	Good Reason	$536,500	$—	$30,892	$—	$567,392
	Without Cause	$536,500	$—	$30,892	$—	$567,392
	Death or Disability	$—	$—	$—	$1,142,584	$1,142,584
Joshua A. Snively, Sr. (3)	Change In Control	$558,338	$319,050	$—	$1,053,089	$1,930,477
Executive Vice President, Research &	Good Reason	$558,338	$—	$—	$—	$558,338
Innovation, President of Florida	Without Cause	$558,338	$—	$—	$—	$558,338
Chemical Company, Inc.	Death or Disability	$—	$—	$—	$1,053,089	$1,053,089
Robert M. Schmitz (4)	Change In Control	$459,375	$262,500	$—	$939,817	$1,661,692
Executive Vice President and	Good Reason	$459,375	$—	$—	$—	$459,375
Chief Financial Officer	Without Cause	$459,375	$—	$—	$—	$459,375
	Death or Disability	$—	$—	$—	$939,817	$939,817
Robert C. Bodnar (5)	Change In Control	$406,875	$232,500	$—	$839,992	$1,479,367
Executive Vice President, Performance	Good Reason	$406,875	$—	$—	$—	$406,875
and Transformation Officer	Without Cause	$406,875	$—	$—	$—	$406,875
	Death or Disability	$—	$—	$—	$839,992	$839,992
For purposes of awards under our long-term incentive plans, “Change in Control” shall be deemed to have occurred upon any of the following events:

(a)
Any “person” or “persons” (as defined in Section 3(a)(9) of the Exchange Act, and as modified in Sections 13(d) and 14(d) of the Exchange Act) other than and excluding (i) the Company or any of its subsidiaries, (ii) any employee benefit plan of the Company or any of its subsidiaries, (iii) any affiliate of the Company, (iv) an entity owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company or (v) an underwriter temporarily holding securities pursuant to an offering of such securities, becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the shares of voting stock of the Company then outstanding;

(b)
The consummation of any merger, organization, business combination or consolidation of the Company or one of its subsidiaries with or into any other entity, other than a merger, reorganization, business combination or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto and their respective Affiliates holding securities which represent immediately after such merger, reorganization, business combination or consolidation more than 50% of the combined voting power of the voting securities of the Company or the surviving company or the parent of such surviving company;

(c)
The consummation of a sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition if the holders of the voting securities of the Company outstanding immediately prior thereto and their respective Affiliates hold securities immediately thereafter which represent more than 50% of the combined voting power of the voting securities of the acquiror, or parent of the acquiror, of such assets;

(d)	The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company; or

(e)
The Incumbent Board ceases for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election by the Board was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board.

For purposes of the applicable employment agreements, “Good Reason” means the occurrence of one of the following Company actions, unless the employee consents in writing to such action:

(i)	A material reduction of the employee’s salary and employee benefits to which the employee was entitled immediately prior to such reduction;

(ii)	A material reduction in the duties, authority or responsibilities relative to the employee’s duties, authority or responsibilities as in effect immediately prior to such reduction; or

(iii)	The relocation of the employee to a facility or a location more than fifty (50) miles from the employee’s then present location;
Provided, however, that (A) the employee must provide the Company with written notice of the occurrence of such action(s) within 60 days of the initial occurrence of such action(s) and of his or her intent to terminate employment based on such action(s) and (B) the Company will have 30 days from the date that such written notice is provided by employee to cure such action(s).

For purposes of the applicable employment agreements, “Cause” means the termination of an employee for any of the following reasons:

(i)
An employee's continued failure to substantially perform one or more of the employee’s essential duties and obligations to the Company (other than any such failure resulting from a disability) which, to the extent such failure is remediable, the employee fails to remedy in a reasonable period of time (not to exceed 30 days) after receipt of written notice from the Company;

(ii)
An employee’s refusal or failure to comply with the reasonable and legal directives of the Board of Directors after written notice from the Board describing the employee’s failure to comply and, if such failure is remediable, the employee’s failure to remedy same within 10 days of receiving written notice;

(iii)	Any act of personal dishonesty, fraud or misrepresentation taken by an employee which was intended to result in substantial gain or personal enrichment of the employee at the expense of the Company;

(iv)	An employee's violation of a federal or state law or regulation applicable to the Company's business which violation was or is reasonably likely to be materially injurious to the Company;

(v)
An employee's conviction of, or plea of nolo contendere or guilty to, a felony under the laws of the United States or any State that is reasonably likely to reasonably likely to be materially injurious to the Company;

(vi)	An employee’s abuse of drugs, other narcotics or alcohol during working hours or where such abuse (whenever occurring) impacts on the employee’s working day;

(vii)
An employee's breach of any of his material obligations under any written agreement with the Company (including without limitation his employment agreement and any proprietary information and inventions assignment agreement with the Company); or

(viii)
An employee’s violation of a material policy of the Company which, to the extent such failure is remediable, the employee fails to remedy in a reasonable period of time (not to exceed 30 days) after receipt of written notice from the Company.

(1)
Upon termination of employment between Flotek and the Chisholm Companies pursuant to the Service Agreement and the employment of Mr. Chisholm pursuant to his Letter Agreement for (a) Good Reason or (b) without Cause, the Chisholm Companies shall be entitled to receive severance compensation equal to two hundred percent of base compensation and target bonus in effect for the year in which the termination occurs. If employment of the Chisholm Companies were to be terminated by (c) death or disability, the Chisholm Companies would be entitled to receive (i) base compensation earned and payable through the date of termination and (ii) Mr. Chisholm would be entitled to the accelerated vesting of all RSAs.

(2)
Upon termination of employment between Flotek and Mr. Reeves for (a) Good Reason or (b) without Cause prior to the expiration date of his employment agreement, he is entitled to receive (i) severance compensation equal to two-thirds of his base salary and target bonus in effect for the year in which the termination occurs and (ii) continued health care for the lesser of two years or the maximum period provided for under COBRA. If the employment of Mr. Reeves were to be terminated by (c) death or disability, Mr. Reeves would be entitled to receive (i) base salary earned and payable through the date of termination and (ii) the accelerated vesting of all RSAs.

(3)
Upon termination of employment between Flotek and Mr. Snively for (a) Good Reason or (b) without Cause prior to the expiration date of his employment agreement, he is entitled to receive severance compensation equal to 75% of his base salary and target bonus in effect for the year in which the termination occurs. If the employment of Mr. Snively were to be terminated by (c) death or disability, Mr. Snively would be entitled to receive (i) base salary earned and payable through the date of termination and (ii) the accelerated vesting of all RSAs.

(4)
Upon termination of employment between Flotek and Mr. Schmitz for (a) Good Reason or (b) without Cause prior to the expiration date of his employment agreement, he is entitled to receive severance compensation equal to 75% of his base salary and target bonus in effect for the year in which the termination occurs. If the employment of Mr. Schmitz were to be terminated by (c) death or disability, Mr. Schmitz would be entitled to receive (i) base salary earned and payable through the date of termination and (ii) the accelerated vesting of all RSAs.

(5)
Upon termination of employment between Flotek and Mr. Bodnar for (a) Good Reason or (b) without Cause prior to the expiration date of his employment agreement, he is entitled to receive severance compensation equal to 75% of his base salary and target bonus in effect for the year in which the termination occurs. If the employment of Mr. Bodnar were to be terminated by (c) death or disability, Mr. Bodnar would be entitled to receive (i) base salary earned and payable through the date of termination and (ii) the accelerated vesting of all RSAs.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD
Meeting Attendance
During 2016, the Board held 12 meetings of the full Board and 18 meetings of committees. The Audit Committee held 8 meetings, the Corporate Governance and Nominating Committee held 2 meetings, and the Compensation Committee held 8 meetings. Each director attended at least 75% of the aggregate number of meetings of the Board and committees of the Board on which he or she served from the respective dates of appointment.
The Company does not have a formal policy requiring members of the Board to attend the Annual Meeting, although all directors are strongly encouraged to attend. Of the Directors, Messrs. Chisholm, Hern, and Reiland attended the last Annual Meeting of Stockholders.
Executive Sessions
Pursuant to the Company’s Corporate Governance Guidelines, non-management directors of the Board are required to meet on a regularly scheduled basis without the presence of management. The Lead Director chairs these sessions. During 2016, the non-management directors met in 5 executive sessions without management present.
Director Independence
The Board has determined that each of the current directors, except for Mr. Chisholm, is independent as defined by the rules of the NYSE and, in the case of the Audit Committee, the Securities and Exchange Commission (the “SEC”). Mr. Chisholm is not an independent director, since he is currently the President and Chief Executive Officer of the Company.
None of the non-employee directors have any relationship with the Company other than as a director and stockholder, or any transaction or arrangement that interferes with each director’s independence.
Risk Management
The Board has an active role, as a whole and at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity, and operations, as well as the risks associated with each. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Corporate Governance and Nominating Committee manages risks associated with Board independence and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about all identified Company risks.

Board Committees
The Board has established an Audit Committee, a Corporate Governance and Nominating Committee, and a Compensation Committee. The Audit, Corporate Governance and Nominating, and Compensation committees are composed entirely of independent directors as defined under the New York Stock Exchange Listed Company Manual and the Company’s Corporate Governance Guidelines.
The following table shows the committees on which each director serves. “C” indicates that the director serves as the chair of the committee.

Director	Audit	Corporate Governance and Nominating	Compensation
Kenneth T. Hern	X	C	X
John S. Reiland	C	X	X
L.V. “Bud” McGuire		X	X
L. Melvin Cooper	X	X	X
Carla S. Hardy		X	C
Ted D. Brown		X	X
Michelle M. Adams		X
Audit Committee
The Audit Committee held 8 meetings in 2016. The Audit Committee’s primary functions are to:

•	Appoint, determine funding for, oversee, and replace (subject to stockholder ratification, if applicable) a firm of independent auditors to audit our financial statements;

•	Pre-approve all audit and non-audit services provided by our independent auditors;

•	Evaluate the qualifications, performance and independence of our independent auditors, and ensure the rotation of the lead (or concurring) audit partner;

•	Obtain and review a report of our independent auditors, at least annually, regarding compliance with their internal quality-control procedures;

•	Discuss with our independent auditors the overall scope and plans for their respective audits;

•	Discuss with management and our independent auditors the adequacy and effectiveness of the Company’s accounting and financial controls;

•	Meet with our independent auditors to discuss the conduct and findings of their respective audits;

•	Meet and review with management and our independent auditors the Company’s financial statements and the associated disclosures to be included in quarterly and annual reports to be filed with the SEC;

•	Discuss with management and our independent auditors significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements;

•	Discuss periodically with management the Company’s plan with regards to issuing earnings press releases and providing financial information and earnings guidance to analysts and rating agencies;

•	Review any disclosures by the Company’s officers and other employees regarding significant deficiencies in the design and operation of the Company’s internal controls; and

•	Establish procedures for receiving and responding to concerns regarding accounting, internal accounting controls, and auditing matters.
Each member of the Audit Committee, as of the date of this Proxy Statement (Messrs. Reiland, Hern, and Cooper), is financially literate and has accounting or financial management expertise. Messrs. Reiland, Hern, and Cooper are audit committee financial experts as defined in Item 407 (d)(5) of Regulation S-K under the Exchange Act, rule 10A-3 under the Exchange Act, the New York Stock Exchange Listed Company Manual, and the Company’s Corporate Governance Guidelines. The Board has adopted a charter for the Audit Committee, a copy of which is available on our website (www.flotekind.com) and in print to any stockholder who requests it.
Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee held 2 meetings in 2016. The Corporate Governance and Nominating Committee’s primary functions are to:

•	Review, at least annually, the structure of the Board to assure that the proper skills and experience are represented on the Board;

•	Recommend to the full Board candidates to fill vacancies on the Board as they occur;

•	Recommend, prior to each annual stockholder meeting, a slate of nominees for election or reelection as directors by the stockholders at the annual meeting;

•	Identify individuals qualified to serve as potential Board members, consistent with criteria approved by the Board;

•	Select, evaluate, retain, and where appropriate, terminate any search firm to be used to identify qualified director candidates;

•	Evaluate current directors for re-nomination to the Board or re-appointment to any Board committees, and assess the performance of such directors;

•
Periodically review the composition of the Board and its committees in light of the current challenges and needs of the Board, the Company and each committee of the Board, and determine whether it may be appropriate to add or remove individuals;

•	Consider rotation of the Chairman and members of the committees of the Board;

•	Consider candidates to serve as Board members that are submitted by stockholders of the Company;

•	Periodically make recommendations to the Board with respect to the size of the Board;

•	Review criteria and policies relating to director independence, service, and tenure;

•	Recommend to the Board the membership of the Audit and Compensation Committees, including their Chairpersons;

•	Make recommendations to the Board regarding corporate governance matters and practices, including formulating and periodically reviewing Corporate Governance Guidelines to be adopted by the Board;

•
Develop and recommend to the Board the Company’s Corporate Governance Guidelines and, at least annually, review and reassess the adequacy of such Corporate Governance Guidelines and recommend any proposed changes to the Board;

•	Be responsible for any tasks assigned to the Corporate Governance and Nominating Committee in the Company’s Corporate Governance Guidelines;

•	Oversee compliance with the Company’s Corporate Governance Guidelines and Code of Business Conduct and Ethics and report on such compliance to the Board;

•
Review and consider any requests for waivers of the Company’s Corporate Governance Guidelines or Code of Business Conduct and Ethics for the Company’s directors, executive officers, and other senior financial officers and make a recommendation to the Board with respect to such request for a waiver;

•	Review potential conflicts of interest involving directors and determine whether such director or directors may vote on any issue as to which there may be a conflict;

•	Review all related party transactions and determine whether such transactions are appropriate for the Company to undertake and, if so, approve such transactions;

•
Review periodically with the Company’s counsel, in light of changing conditions, new legislation and other developments, the Company’s Code of Business Conduct and Ethics and make recommendations to the Board for such changes as the Corporate Governance and Nominating Committee shall deem appropriate; and

•	Review executive development and executive succession plans, including succession planning strategies for the Company’s senior management positions.
When identifying and evaluating candidates, the Corporate Governance and Nominating Committee first determines whether there are any evolving needs of the Board that require an expert in a particular field. The Corporate Governance and Nominating Committee may retain a third-party search firm to assist the Committee in locating qualified candidates that meet the needs of the Board at that time. Generally, a retained search firm would provide information on a number of candidates, which the Corporate Governance and Nominating Committee would discuss. The Corporate Governance and Nominating Committee Chairman and some or all of the members of the Corporate Governance and Nominating Committee will interview potential candidates that meet the needs of the Board, possess the qualifications sought, and meet the independence standards required by the

NYSE and as set forth by the Company’s Corporate Governance Guidelines. The Corporate Governance and Nominating Committee will then recommend the nomination of candidates to the Board. Director nominees may be identified by the Corporate Governance and Nominating Committee through current board members, officers, stockholders, or other persons.
Any stockholder desiring to submit a nomination to the Board should send the recommendation in writing, together with appropriate background and contact information, to the Secretary of the Company at the address of the Company’s principal executive offices. The Board has not established formal minimum qualifications for a director nominee and evaluates any nominee, including those recommended by stockholders, on a case-by-case basis. The Board has adopted a charter for the Corporate Governance and Nominating Committee, a copy of which is available on our website (www.flotekind.com) and in print to any stockholder who requests it.
Compensation Committee
The Compensation Committee held 8 meetings in 2016. The Compensation Committee’s primary functions are to:

•	Adopt compensation policies and programs that are consistent with corporate strategy and meet all legal requirements regarding reporting and administration of compensation matters;

•
Establish, in conjunction with executive management, the overall compensation strategy of the Company and review such strategy, at least annually, for alignment with the Company’s business strategy and with similar programs offered by the Company’s competitors;

•	Oversee the compensation and benefits programs applicable to all employees of the Company;

•
Adopt, amend, or terminate corporate incentive programs (including short-term and long-term incentive and other similar programs), including establishment of performance standards, and determine the funding of such programs relative to previously established performance standards;

•	Review the Company’s employee benefit plans, including retirement and savings plans, and either recommend plan changes to the Board or amend such plans as appropriate;

•	Recommend to the Board the adoption of any new Company employee benefit plan or the termination of any existing employee benefit plan, as appropriate;

•	Review, at least annually, the Company’s investment strategies around and performance of the Company’s 401(k) plans;

•
Review and approve, at least annually, corporate goals and objectives relevant to compensation of the Company’s executive officers and employees who report directly to the Company’s Chief Executive Officer (collectively, the “CEO Direct Reports”) and evaluate each executive officer’s and CEO Direct Report’s performance in light of such goals and objectives;

•
Either as a Compensation Committee or in conjunction with the other independent directors (as directed by the Board), adopt a compensation strategy and determine and approve each executive officer’s and CEO Direct Report’s salary, bonuses, and other compensation based on the strategy and the evaluation of each executive officer’s and CEO Direct Report’s performance and considering the results of the most recent shareholder advisory vote on executive compensation;

•
Regarding individual executive officer’s and CEO Direct Report’s compensation, consider a number of factors that include, but are not limited to, the Company’s financial and operational performance, relative shareholder return, the value of similar incentive awards to executives at comparable companies, awards given in past years, and the results of the most recent shareholder advisory vote on executive compensation;

•	Annually review and approve the annual base salaries and annual short-term and long-term incentive opportunities of the executive officers and CEO Direct Reports;

•
Periodically review and approve the following, as they affect executive officers and CEO Direct Reports: elements of compensation other than salaries and annual incentives; employment and severance agreements; change-in-control agreements and change-in-control provisions affecting any element of compensation or benefits; and any special or supplemental compensation and benefits for the executive officers, CEO Direct Reports, and individuals who formerly served as executive officers and CEO Direct Reports;

•
Award equity-based awards to executive officers, CEO Direct Reports, and to other employees of the Company pursuant to any plans approved by the Board which by its terms provide for administration by the Compensation Committee;

•	Make recommendations to the Board with respect to the compensation of Board members;

•	Assure that all compensation policies and programs comply with applicable laws and regulations;

•
Review and approve annual performance goals for performance-based compensation, including but not limited to performance goals for performance-based compensation that is intended to be tax deductible under Section 162(m) of the Internal Revenue Code, determine whether the performance goals and objectives are attained, and certify the level of attainment as applicable;

•	Review and approve annually the peer group used to assess the competitiveness of the Company’s compensation programs, including executive compensation;

•
Review the Company’s compensation policies and practices to determine whether they encourage excessive risk-taking, discuss annually the relationship between risk management policies and practices and compensation, and evaluate compensation policies and practices that could mitigate any such risk;

•	Consider the factors affecting independence set forth in Section 303A.05(c)(iv) of the NYSE Listed Company

Manual when selecting or soliciting advice from any external legal counsel, compensation consultants, or other advisor and evaluate whether any compensation consultant retained or to be retained by it has any conflict of interest in accordance with Item 407(e)(3)(iv) of Regulation S-K;

•
Review and approve the frequency that should be recommended to the Company’s shareholders with respect to how often the Company shall hold a shareholder advisory vote on executive compensation (“Say on Pay Vote”); review and approve the frequency with which the Company should submit to the shareholders a Say on Pay Vote, taking into consideration any prior Say on Pay Vote on the frequency with which the Company shall hold a Say on Pay Vote; and review the results of the most recent Say on Pay Vote when considering whether to make any adjustments to the Company’s executive compensation policies and practices;

•
Review and discuss the Company’s Compensation Discussion and Analysis (“CD&A”) and the related executive compensation information and recommend that the CD&A and related executive compensation information be included in the Company’s proxy statement and annual report on Form 10-K as required by the rules and regulations of the Securities and Exchange Commission;

•
Approve the Compensation Committee report on executive officer compensation included in the Company’s proxy statement or annual report on Form 10-K as required by the rules and regulations of the Securities and Exchange Commission;

•	Receive reports on compensation and benefits applicable to all employees; and

•
Oversee the Company’s compliance with, and take any other actions as may be required from time to time by, applicable law, the rules of the NYSE, the rules and regulations of the Securities and Exchange Commission, the Bylaws or the Board, including any requirement that shareholders approve equity compensation plans.

The Board has adopted a charter for the Compensation Committee, a copy of which is available on our website (www.flotekind.com) and in print to any stockholder who requests it.
Special Board Committees
In accordance with the Company’s Corporate Governance Guidelines, in addition to established Board Committees, the Board may, from time to time, establish other committees to assist it in carrying out its duties. The duties of each standing committee of the Board are to be spelled-out in a committee charter which is to be periodically reviewed and approved by the Board.
On December 1, 2015, the Company’s Board of Directors formed a special committee consisting of five independent members of the Board of Directors to conduct an independent review of (i) the issues raised in a report issued by a third party regarding the accuracy of the Company’s FracMax® software and efficacy of the Company’s CnF® completion chemistries and (ii) any other relevant issues that may arise in connection with (a) the shareholder class action and derivative lawsuits filed against the Company relating to the issues raised in such report and (b) an inquiry which has been opened by the U.S. Securities and Exchange Commission with respect to the issues raised in such report.
On February 8, 2017, the Company announced that the Special Committee has completed its investigation and did not find any evidence of intentional misconduct, fraud, or intent to deceive investors or any evidence that any Flotek director, officer, or employee breached his or her fiduciary duties. The Special Committee concluded that the previously acknowledged errors in the FracMax® software most likely resulted from the accidental inclusion of test code by the third-party software developer in the FracMax® software that affected the production data for non-CnF wells in Texas within the database. The Special Committee found no evidence that the inclusion of the test code was intentional or designed to manipulate the FracMax® data to produce inaccurate results. In addition, the Special Committee found that management generally set a positive “tone at the top.” While the Special Committee found no evidence of fraud, the Special Committee did recommend improvements to Flotek’s software development and disclosure procedures.
Director Stock Ownership Guidelines
To further promote sustained shareholder return and to ensure that the Company’s directors remain focused on both short-term and long-term objectives, the Company has established stock ownership guidelines. See the “Stock Ownership Guidelines” section within “Compensation Discussion and Analysis” for further details regarding our stock ownership guidelines for executives and directors.
Director Compensation
Beginning in 2016, members of the Board of Directors received an annual retainer of $52,000 and additional retainers for serving as a chair or member of a Board committee. Directors no longer receive fees for attending Board or committee meetings.
The Lead Director was paid an annual retainer of $24,000, the chair of the Audit Committee was paid $32,000, the chair of the Corporate Governance and Nominating Committee was paid $16,000, and the chair of the Compensation Committee was paid $20,000. Members of each committee, excluding the chair, received an annual retainer ranging from $4,000 to $8,000, depending on the committee. The Board determines, based on recommendations of the Compensation Committee, retainers to be paid for the chair and any members of special Board committees.
Each non-employee director is also granted a restricted stock award annually, which for 2016 had a fair market value equal to approximately $125,000 on the date of grant. These shares vest as of the annual stockholders’ meeting held in the following year.

Our President and Chief Executive Officer is not compensated for serving on the Board.

The following table provides the 2016 compensation of the non-employee directors.

Name	Board Retainer (1)	Committee and Chair Retainers (1)	Restricted Stock Awards(2)(3)	Option Awards (4)	Total
Kenneth T. Hern	$76,000	$46,000	$125,008	$—	$247,008
John S. Reiland	$52,000	$58,000	$125,008	$—	$235,008
L.V. “Bud” McGuire	$52,000	$20,000	$125,008	$—	$197,008
L. Melvin Cooper	$52,000	$28,000	$125,008	$—	$205,008
Carla S. Hardy	$52,000	$24,000	$125,008	$—	$201,008
Ted D. Brown	$52,000	$32,000	$125,008	$—	$209,008
Michelle M. Adams (5)	$—	$—	$—	$—	$—
(1)    Represents non-employee director fees earned in 2016.
(2)    Represents the grant date fair value of restricted stock awards under the Company’s Amended and Restated 2014 Long-Term Incentive Plan. These amounts are for awards granted during 2016 and reflect the amount of compensation for a full year based on the fair value of the awards on the date of grant. The 2016 annual grants on April 22, 2016 are expensed from the grant date through April 21, 2017.
(3)    The following restricted stock awards were outstanding at December 31, 2016: Kenneth T. Hern - 13,813; John S. Reiland - 13,813; L.V. “Bud” McGuire - 13,813; L. Melvin Cooper - 13,813; Carla S. Hardy - 13,813; and Ted D. Brown - 13,813.
(4)    The following options were outstanding at December 31, 2016: Kenneth T. Hern - 9,047; John S. Reiland - 9,047; L.V. “Bud” McGuire - 9,047; and L. Melvin Cooper - 9,047.

(5)	Michelle Adams was appointed to the Board on January 24, 2017, and therefore, did not earn any compensation during 2016.

Other Board and Committee Items
Code of Business Conduct and Ethics
The Code of Business Conduct and Ethics of the Company applies to our directors, executive officers, and to all other employees and is available on our website (www.flotekind.com) and in print to any stockholder who requests it.
Compensation Committee Interlocks and Insider Participation
Messrs. Hern, Reiland, McGuire, Cooper, Brown, and Ms. Hardy served on the Compensation Committee during 2016. No current member of the Compensation Committee is a current or former officer or employee of the Company or had any relationship requiring disclosure under applicable SEC rules. Additionally, none of the Company’s executive officers served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of the Company’s Compensation Committee.
Transactions with Related Persons
The Company recognizes that related person transactions can present potential or actual conflicts of interest and it is the Company’s preference that related person transactions are avoided as a general matter. However, the Company also recognizes that there are situations, including certain transactions negotiated on an arm’s length basis, where related person transactions may be in, or may not be inconsistent with, the best interests of the Company and its stockholders. Therefore, the Corporate Governance and

Nominating Committee of the Board will review, ratify, or approve, as necessary, any related person transaction prior to the transaction being entered into, or ratify any related person transaction that has not been previously approved, in which a director, executive officer, five percent owner, or immediate family member of any such person has a material interest.
During 2016, the Company did not participate in any transactions in which any of the director nominees or executive officers, nor any of their immediate family members, had a direct or indirect material interest.
Board Leadership Structure
Mr. Chisholm, the Company’s President and Chief Executive Officer, has served as Chairman of the Board since July 13, 2010. The Chairman is presiding director at each of the Company’s Board meetings. The Board believes that the Company’s President and Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the Company’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in strategic development. The Company’s independent directors bring experience, oversight, and expertise from outside the company and industry, while the President brings company-specific experience and expertise. The Board believes that the combined role of Chairman of the Board and President/Chief Executive Officer promotes strategic development and execution, and facilitates information flow between management and the Board, which are essential to effective governance.

One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of the strategy developed. The Board believes the combined role of Chairman and President/Chief Executive Officer is consistent with the best interests of stockholders, as it provides the appropriate balance between strategic development and independent oversight of management.
Lead Director Role
Because the Chairman of the Board is a management director, the Board, in accordance with the Company’s Corporate Governance Guidelines, has designated a non-management director as Lead Director. The Lead Director chairs executive sessions of the non-management directors and has other duties as the Board may determine. These duties have included presiding at meetings of the Board of Directors at which the Chairman is not present, serving as a liaison between the non-management directors and the Chairman on Board issues, advising the Chairman as to an appropriate schedule of Board meetings and with input regarding agendas for Board meetings, and calling and setting agendas for meetings of the non-management directors of the Company.
Section 16(a) Beneficial Ownership Reporting Compliance
Pursuant to Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules issued thereunder, the Company’s directors and executive officers are required to file with the SEC reports of ownership and changes in ownership of Common Stock. Copies of such forms are required to be filed with the Company. Based solely on its review of copies of such reports furnished to the Company, the Company believes that the directors and executive officers were in compliance with the filing requirements of Section 16(a) during the most recent fiscal year, except that (1) Messrs. Brown, Cooper, Hern, McGuire, and Reiland did not timely file one Form 4 in 2016 reflecting one transaction and (2) Ms. Hardy did not timely file two Forms 4 in 2016, each reflecting one transaction.

PROPOSAL 2: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

We are providing our stockholders with an opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K and in accordance with the SEC’s rules. This proposal, which may be referred to as a “say-on-pay” proposal, is required by Section 14A of the Exchange Act, which was put in place by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.
Our executive compensation program is designed to attract, motivate, and retain our executive officers, who are critical to our success. As described in the “Summary Compensation Table” and “Outstanding Equity Awards at Fiscal Year-End” tables, as well as our accompanying narrative disclosure to such tables, our executive compensation program contains elements of cash and equity-based compensation. We believe our program is designed to align the interests of our named executive officers with those of our stockholders and to reward our named executive officers for the achievement of our near-term and longer-term financial and strategic goals.
At the 2016 Annual Meeting of Stockholders, 94.1% of voting stockholders approved the compensation of our named executive officers. The Company considers this vote a positive endorsement of its executive compensation practices and decisions.
Management routinely engages with investors and has engaged in dialogue with many of our largest stockholders to solicit their feedback and gather information on their views and opinions on various operations and governance issues, including executive compensation practices. The Compensation Committee considers the annual stockholders advisory vote, as well as other stockholder input, when reviewing executive compensation programs, principles, and policies.

The Board of Directors is asking our stockholders to approve a non-binding advisory vote on the following resolution:
RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission under the headings “Compensation Discussion and Analysis,” “Summary Compensation Table” and “Outstanding Equity Awards at Fiscal Year-End,” including the related footnotes and accompanying narrative disclosure, is hereby approved.
Though this proposal calls for a non-binding advisory vote, our Board and Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.
At the 2013 Annual Meeting of Stockholders, our stockholders determined, on an advisory basis, that an advisory vote to approve the compensation of our named executive officers should occur annually. Accordingly, the Board and Compensation Committee have determined that such advisory votes will take place annually, and the next vote will be at the 2018 Annual Meeting of Stockholders. The next vote concerning the frequency of voting to approve the compensation of our named executive officers, which is required every six years, is expected to occur in 2019.
Vote Required and Recommendation of the Board of Directors
The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter is required to approve this Proposal 2. In determining whether this proposal has received the requisite number of affirmative votes, abstentions will not be counted and will have the same effect as a vote against the proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RESOLUTION APPROVING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 3: RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Hein & Associates LLP (“Hein”) as the independent registered public accounting firm to perform the audit of our consolidated financial statements for the year ending December 31, 2017. Hein acted as our independent registered public accounting firm in 2016. A representative of Hein is expected to attend the 2017 Annual Meeting. Such representative will have the opportunity to make a statement, if he or she desires to do so, and will be available to respond to appropriate questions. The Board recommends that the stockholders ratify the selection of Hein as our independent registered public accounting firm.

Audit Fees
Hein & Associates LLP billed the Company and its subsidiaries fees as set forth in the table below for (i) the audits of the Company’s 2016 and 2015 annual financial statements, reviews of quarterly financial statements, and review of other documents filed with the Securities and Exchange Commission and (ii) assurance and other services reasonably related to the audit or review of the Company’s financial statements, including due diligence services. There were no other fees billed by such independent registered public accounting firm during such years.

	2016	2015
Audit fees	$647,500	$589,000
Audit related fees	35,000	35,000
Tax fees	—	—
All other fees	—	—
Total	$682,500	$624,000

The Audit Committee of the Board has adopted a policy requiring pre-approval of all services provided by our independent registered public accounting firm. All of the services provided by Hein during fiscal years 2016 and 2015 were pre-approved by the Audit Committee.
 THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL NO. 3 TO RATIFY THE SELECTION OF HEIN & ASSOCIATES LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2017.

OTHER MATTERS
The Board is not aware of any other matters that may come before the Meeting. However, the proxies may be voted with discretionary authority with respect to any other matters that may properly come before the Meeting.
ANNUAL REPORT
An Annual Report to Stockholders of the Company for the fiscal year ended December 31, 2016 is enclosed herewith.
This report does not form any part of the material for solicitation of proxies.
FUTURE STOCKHOLDER
PROPOSALS AND STOCKHOLDER COMMUNICATIONS
Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the SEC and the Company’s bylaws.
In order for a stockholder nomination or proposal to be properly brought before next year’s annual meeting, written notice of the proposal that complies with the Company’s bylaws must be received by the Company’s secretary (at the address below) not more than 150 days and not less than 90 days prior to the meeting, which is expected to be held in April 2018.
In addition to the foregoing, should a stockholder wish to have a proposal appear in the Company’s proxy statement and form of proxy for next year’s annual meeting of stockholders, under regulations of the SEC, such proposal must be received by the Company’s secretary at 10603 W. Sam Houston Parkway N., Suite 300, Houston, Texas 77064 on or before November 24, 2017.
Stockholders and interested parties who wish to communicate with the Board, or with any individual director, may do so by (1) calling Lighthouse Services Inc., a third party call center, at (800) 785-1003 or (2) correspondence addressed to the Board, or to an individual director, at the principal executive offices of the Company. All communications received from stockholders are sent directly to Board members.

HOUSEHOLDING OF PROXY MATERIALS
The SEC permits a single set of notices, annual reports, and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.
As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside, you will likely be receiving only one notice, annual report, and proxy statement unless any stockholder at that address has given the broker contrary instructions. However, if any beneficial stockholder residing at an address of which two or more stockholders reside wishes to receive a separate notice, annual report, or proxy statement in the future, or if any beneficial stockholder that elected to continue to receive separate notice, annual reports, or proxy statements wishes to receive a single notice, annual report, or proxy statement in the future, that stockholder should contact his or her broker or send a request to our Corporate Secretary at our principal executive offices, 10603 W. Sam Houston Parkway N., Suite 300, Houston, Texas 77064, telephone number (713) 849-9911. We will deliver, promptly upon written or oral request to our Corporate Secretary, a separate copy of the notice, 2016 annual report, and this proxy statement to a beneficial stockholder at a shared address to which a single copy of the documents was delivered.

PROXY
FLOTEK INDUSTRIES, INC.
2017 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AT FLOTEK’S GLOBAL RESEARCH AND INNOVATION CENTER
8846 N. SAM HOUSTON PARKWAY W., SUITE 150, HOUSTON, TEXAS 77064
ON FRIDAY, APRIL 21, 2017 AT 2:30 P.M. LOCAL TIME
THE UNDERSIGNED STOCKHOLDER OF FLOTEK INDUSTRIES, INC. (the “Company”) HEREBY APPOINTS John W. Chisholm, President and CEO of the Company, or failing this person, Casey Doherty, Corporate Secretary of the Company, or in the place of the foregoing,                     , (print the name), as proxyholder for and on his behalf, with full power of substitution, to attend, act and vote for and on behalf of the undersigned at the Annual Meeting of Stockholders of the Company (the “Meeting”) to be held on Friday, April 21, 2017, and at every adjournment thereof, to the same extent and with the same powers as if the undersigned were present at the Meeting, or any adjournment thereof. The stockholder hereby directs the proxyholder to vote the securities of the Company registered in the name of the undersigned as specified herein.
(Continued and to be signed on the reverse side.)

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ANNUAL MEETING OF STOCKHOLDERS OF
FLOTEK INDUSTRIES, INC.
April 21, 2017
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at www.flotekind.com/proxymaterials.
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
i  Please detach along perforated line and mail in the envelope provided.  i

¢ 20630300000000000000 0	042117
 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

		FOR	AGAINST	ABSTAIN
PROPOSAL 1:
Election of the eight directors to serve until the next annual meeting of stockholders of the Company or until their successors are duly elected and qualified, or until their earlier resignation or removal.

	Michelle M. Adams	☐	☐	☐
	Ted D. Brown	☐	☐	☐
	John W. Chisholm	☐	☐	☐
	L. Melvin Cooper	☐	☐	☐
	Carla S. Hardy	☐	☐	☐
	Kenneth T. Hern	☐	☐	☐
	L.V. “Bud” McGuire	☐	☐	☐
	John S. Reiland	☐	☐	☐

PROPOSAL 2:	Approval of Non-Binding Advisory Vote on Executive Compensation.	☐	☐	☐

PROPOSAL 3:	Ratification of the selection of the independent registered public accounting firm, HEIN & ASSOCIATES LLP, as the Company’s auditors for the year ending December 31, 2017.	☐	☐	☐
*Note* Such other business as may properly come before the meeting or any adjournment thereof.
The undersigned hereby votes shares that each of the undersigned is entitled to vote at the 2017 Annual Meeting of Stockholders of Flotek Industries, Inc. as follows. All prior proxies are hereby revoked.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

■	■

ANNUAL MEETING OF STOCKHOLDERS OF
FLOTEK INDUSTRIES, INC.
April 21, 2017

PROXY VOTING INSTRUCTIONS

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

COMPANY NUMBER
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.	ACCOUNT NUMBER
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at www.flotekind.com/proxymaterials.

i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

¢ 20630300000000000000 0	042117
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

		FOR	AGAINST	ABSTAIN
PROPOSAL 1:
Election of the eight directors to serve until the next annual meeting of stockholders of the Company or until their successors are duly elected and qualified, or until their earlier resignation or removal.

	Michelle M. Adams	☐	☐	☐
	Ted D. Brown	☐	☐	☐
	John W. Chisholm	☐	☐	☐
	L. Melvin Cooper	☐	☐	☐
	Carla S. Hardy	☐	☐	☐
	Kenneth T. Hern	☐	☐	☐
	L.V. “Bud” McGuire	☐	☐	☐
	John S. Reiland	☐	☐	☐

PROPOSAL 2:	Approval of Non-Binding Advisory Vote on Executive Compensation.	☐	☐	☐

PROPOSAL 3:	Ratification of the selection of the independent registered public accounting firm, HEIN & ASSOCIATES LLP, as the Company’s auditors for the year ending December 31, 2017.	☐	☐	☐
*Note* Such other business as may properly come before the meeting or any adjournment thereof.
The undersigned hereby votes shares that each of the undersigned is entitled to vote at the 2017 Annual Meeting of Stockholders of Flotek Industries, Inc. as follows. All prior proxies are hereby revoked.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

■		■